UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SciClone Pharmaceuticals, Inc.

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April 28, 2017

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of SciClone Pharmaceuticals, Inc., on June 8, 2017 at 10 a.m. Pacific Daylight Time (the “Annual Meeting”). The meeting will be held at the Marriott Hotel — San Mateo/San Francisco Airport, located at 1770 S. Amphlett Blvd., San Mateo, CA 94402.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 28, 2017, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2016 (“2016 Annual Report”). The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. If you received your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, 2016 Annual Report and proxy card will be enclosed. If you receive your proxy materials via e-email, the e-mail will contain voting instructions and links to the 2016 Annual Report and Proxy Statement on the Internet, both of which are available at www.edocumentview.com/SCLN.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. Following the formal business of the meeting, we will present a report on our operations during the past year and respond to questions from stockholders.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the Annual Meeting.

Sincerely yours,

FRIEDHELM BLOBEL, Ph.D.
President and Chief Executive Officer
Foster City, California
April 28, 2017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Date	June 8, 2017
Time	10:00 a.m., Pacific Daylight Time
Place	Marriott Hotel — San Mateo/San Francisco Airport 1770 S. Amphlett Blvd. San Mateo, CA 94402
Items of Business	1. To elect six (6) directors;
2. To hold a non-binding advisory vote to approve named executive officer compensation;
3. To hold a non-binding advisory vote regarding the frequency of future advisory votes on named executive officer compensation;
4. To ratify the appointment of PricewaterhouseCoopers Zhong Tian LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
5. To vote upon a stockholder proposal relating to proxy access, if properly presented at the Annual Meeting; and
6. Any other matters that properly come before the Annual Meeting and any adjournment or postponement thereof.
Record Date	Stockholders of record at the close of business on April 11, 2017 will be entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 950 Tower Lane, Suite 900, Foster City, California 94404.
Admission	Please note that space limitations may make it necessary to limit attendance only to stockholders. Registration will begin at 9:30 a.m. and seating will be available at approximately 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (street name holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

FRIEDHELM BLOBEL, Ph.D.
President and Chief Executive Officer
Foster City, California
April 28, 2017

IMPORTANT: Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 8, 2017

Our Proxy Statement and our 2016 Annual Report are available at: www.edocumentview.com/SCLN

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SciClone Pharmaceuticals, Inc., a Delaware corporation (“we,” “SciClone” or the “Company”), of your proxy for our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Marriott Hotel — San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, CA 94402 on June 8, 2017, at 10:00 a.m., Pacific Daylight Time, and any adjournment or postponement thereof, for the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

Copies of this Proxy Statement, our 2016 Annual Report and related materials are expected to first be made available to stockholders on or about April 28, 2017.

SOLICITATION AND VOTING OF PROXIES

Internet Availability of Annual Meeting Materials

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 28, 2017, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Voting Securities

Only stockholders of record as of the close of business on April 11, 2017 will be entitled to vote at the Annual Meeting and any adjournment thereof. As of that time, we had 51,686,057 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her.

Quorum

Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Your shares will be counted towards a quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purpose of determining the presence of a quorum.

Vote Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on each of the six director nominees and one vote on each other matter. You may vote “For” or “Withhold” with respect to each director nominee. For the election of directors, each of the six nominees receiving a higher number of votes cast “For” such nominee than “Withhold” such nominee will be elected. With respect to each of the other proposals, approval of the proposal requires the affirmative vote of a majority of the vote cast, excluding abstentions and any broker non-votes.

Effect of Abstentions and Broker Non-Votes

Shares not present at the meeting will have no effect on the election of directors. In addition, shares not voted, including as a result of abstentions or broker non-votes, are not considered as votes cast and will have no effect on the outcome of the vote. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors. Non-routine matters include the election of directors, the named executive compensation advisory proposal, the advisory proposal regarding the frequency of future votes on executive compensation and the stockholder proposal regarding proxy access. Banks and brokers may not vote on these proposals if you do not provide specific voting instructions. If you are a beneficial owner and hold your shares in “street name” in an account at a bank or brokerage firm, it is critical that you cast your vote if you want it to count on any non-routine matters. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, the shares will be voted as the Board recommends on each proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via telephone or the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record:  You may vote by proxy or over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you requested printed copies of the proxy materials, on the proxy card you received, then sign and return it in the prepaid envelope. You may also vote in person at the Annual Meeting.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on June 7, 2017. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting in person.

Beneficial Stockholders:  Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed in your Notice or proxy card, or by delivering written instructions to the Corporate Secretary before the Annual Meeting. Attendance at the Annual Meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the Annual Meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a legal proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, stockholders will elect six (6) directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. The nominees for election by the stockholders to those six positions are all current members of the Board: Jon S. Saxe, Dr. Friedhelm Blobel, Dr. Nancy T. Chang, Richard J. Hawkins, Gregg A. Lapointe and Simon Li.

If elected, the nominees will serve as directors until our annual meeting of stockholders in 2018 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, each of the six nominees receiving a higher number of votes cast “for” such nominee than “withhold” such nominee will be elected. Proxies cannot be voted for more than six nominees. Abstentions and “broker non-votes” will not count towards election of any director nominee. Under our Bylaws, each incumbent director standing for re-election must submit a conditional resignation to the Company. If an incumbent director standing for re-election is not re-elected, the Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject such director’s resignation to permit the Board to act within 90 days from the date of the Annual Meeting. If the Board determines that resignation is in the best interests of the Company and its stockholders, the Board will promptly accept the resignation, and the Company will publicly disclose any such decision by the Board. The Corporate Governance Committee in making its recommendation, and the Board in making its ultimate decision, may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Corporate Governance Committee or the Board’s decision with respect to his or her resignation. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board as permitted by our Bylaws.

Our Board is composed of directors who each bring a particular background to our Board that is valuable in overseeing the Company. In particular, individual Board members have experience with the management of organizations in the pharmaceutical industry, finance, drug development, and product distribution. Their individual experience is described below.

The names of the nominees, their ages as of the date of this Proxy Statement and certain other information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Jon S. Saxe	80	Chairman of the Board, SciClone Pharmaceuticals, Inc.	2000
Friedhelm Blobel, Ph.D.	68	President and Chief Executive Officer, SciClone Pharmaceuticals, Inc.	2006
Nancy T. Chang, Ph.D.	67	President, Apex Enterprises, Inc.	2013
Richard J. Hawkins	68	President and Chief Executive Officer, Lumos Pharma, Inc., Chief Executive Officer and President, id2, Inc.	2004
Gregg A. Lapointe	58	Chief Executive Officer, Cerium Pharmaceuticals, Inc.	2009
Simon Li	67	Chairman and Chief Executive Officer of JW Medical System Ltd.	2013

Jon S. Saxe has served as the Chairman of our Board since July 2009 and as a Director since August 2000. Mr. Saxe was President of PDL BioPharma, Inc. (formerly Protein Design Labs, Inc.) from 1995 to early 1999. From 1993 to 1995, Mr. Saxe was President of Saxe Associates, Inc., consultants to venture capital firms and biotechnology, diagnostic, and pharmaceutical companies. He was the President and CEO of Synergen, Inc., a biotechnology company acquired by Amgen, from 1989 to 1993. Mr. Saxe is former Vice President, Licensing and Corporate Development and Head of Patent Law for Hoffmann-LaRoche Inc., where he worked for almost 30 years. Mr. Saxe received his B.S. Ch.E. from Carnegie-Mellon University, his J.D. from George Washington University School of Law and his LL.M. from New York University School of Law. He serves as a director of other public and private companies, including Durect Corporation and as Chairman of VistaGen Therapeutics, Inc. Mr. Saxe brings to the Board experience across a wide range of functions in the pharmaceutical industry including legal, business development and operational experience. He also has broad experience as a Board member in our industry including experience as an audit committee, business development committee, compensation committee, and corporate governance committee member.

Friedhelm Blobel, Ph.D. has served as our President, Chief Executive Officer and as a Director since June 2006. From July 2000 to 2006, Dr. Blobel was President, CEO and a Director of Gryphon Therapeutics, Inc., a South San Francisco based biopharmaceutical company. Prior to joining Gryphon Therapeutics in July 2000, Dr. Blobel spent more than two decades as an executive with the Hoechst Group and the Boehringer Mannheim Group including responsibilities in the areas of diabetes and in vitro diagnostics. His roles at these companies included Group President of several product divisions, Chief Technology Officer and General Manager in Tokyo, Japan of a marketing and sales joint venture between Boehringer and Yamanouchi Pharmaceuticals (now Astellas Pharma, Inc.), and Senior Vice President of Research and Development Diabetes and Patient Care in Mannheim, Germany as well as in Indianapolis, Indiana. Dr. Blobel earned his doctorate degree (“Dr.rer.nat.”; a Ph.D. equivalent) with a dissertation in Biochemistry and Microbiology from the University of Hohenheim, Germany and holds an advanced degree in Chemistry from the University of Stuttgart, Germany. Dr. Blobel has spent his entire career in the pharmaceutical and biotechnology industry and brings to the Board experience in general management, research and development, and product marketing and distribution.

Nancy T. Chang, Ph.D. has served as a Director since September 2013. Since 2007, Dr. Chang has served as the President of Apex Enterprises, Inc., an investment management company with a major focus on healthcare investments. From 2007 to 2012, she was the Chairperson and Senior Managing Director of Caduceus Asia Partners at OrbiMed Advisors L.L.C. From 1987 to 2007, Dr. Chang served as Co-Founder, President and Chairman of Tanox, Inc., which was sold to Genentech in 2007. Prior to founding Tanox, Dr. Chang held several leadership positions at Centocor, now a division of Johnson & Johnson. She was also an Associate Professor at Baylor College of Medicine, and before that, she worked at the Roche Institute of Molecular Biology. Dr. Chang received her Doctorate in Biological Chemistry from Harvard University. Dr. Chang brings to the Board deep industry and business expertise, drawing on her scientific knowledge and her long history as a president and board member at a variety of public and private biopharmaceutical companies.

Richard J. Hawkins has served as a Director since October 2004. Since 2011, Mr. Hawkins has been the President and Chief Executive Officer of Lumos Pharma, Inc., a privately-held company. Mr. Hawkins has served as the President and Chief Executive Officer of id2, Inc., a privately-held company since 1992, and as the Chairman and CEO of LabNow, Inc., a privately-held company he founded that develops lab-on-a-chip sensor technology to be used in point-of-care diagnostic testing systems since 2003. From 1994 to 2000, Mr. Hawkins co-founded and served as Director at Corning BioPro, a protein contract manufacturing firm. From 1992 to 2000, Mr. Hawkins co-founded and served as Chairman of Sensus Drug Development, which developed and received regulatory approval for SOMAVERT®, a growth hormone antagonist approved for the treatment of acromegaly and now marketed by Pfizer in both the United States and Europe. In 1982, Mr. Hawkins founded Pharmaco, a clinical research organization (CRO) that in 1991 was merged with the predecessor of PPD-Pharmaco, one of the largest CROs in the world today. Mr. Hawkins has served as a member of the board of directors of Cytori Therapeutics, Inc. since 2007. Mr. Hawkins graduated cum laude with a B.S. in Biology from Ohio University. Mr. Hawkins is an entrepreneur who has formed, financed and operated multiple ventures in the pharmaceutical industry and he brings substantial experience to the Board in clinical development as well as the management of growing enterprises.

Gregg A. Lapointe has served as a Director since March 2009. Mr. Lapointe is currently the Chief Executive Officer of Cerium Pharmaceuticals, Inc., a specialty pharmaceutical company. From April 2008 to February 2012, Mr. Lapointe served as Chief Executive Officer of Sigma-Tau Pharmaceuticals, Inc., a pharmaceutical company focused on rare disorders and the U.S. wholly-owned subsidiary of Sigma-Tau Finanziaria S.p.A. He served as Chief Operating Officer of Sigma-Tau Pharmaceuticals, Inc. from December 2003 to March 2008. Mr. Lapointe is a Certified Public Accountant in the United States. He holds a Bachelor of Commerce degree from Concordia University of Montreal, a Graduate Diploma in Public Accountancy from McGill University of Montreal and an M.B.A. from Duke University. Mr. Lapointe also serves on the board of directors of Soligenix, Inc. and ImmunoCellular Therapeutics, Ltd. Mr. Lapointe brings to the Board substantial experience in finance and management, including operational experience as the CEO of a pharmaceutical development and sales organization.

Simon Li has served as a Director since January 2013. He is currently the Chairman and Chief Executive Officer of JW Medical System Ltd., an affiliated company of Biosensors International Ltd. From 2006 to 2012, Mr. Li served in various positions at Medtronic, a global medical technology company, including as the Global Officer and Member of the Executive Committee of Medtronic and President, Greater China and Chairman of the Board, Medtronic-Weigao JV. Prior to Medtronic, from 1999 to 2005, Mr. Li served in various positions at Johnson & Johnson Medical, China (“J&J”) including International Vice President, North Asia/New Business Development, Asia Pacific/Strategic Medical Affairs, Asia Pacific. Earlier in his career with J&J, he held the positions of International Vice President, North Asia, Managing Director, China and Hong Kong, and Managing Director, China. Prior to J&J, Mr. Li was President and Chief Operating Officer of the ConvaTec business with Bristol-Myers Squibb in Hong Kong. He also served as General Manager of the pharmaceutical distributor Y.C. Woo & Co., Ltd. in Hong Kong. He earned a Bachelor of Arts degree in social sciences from the University of Hong Kong, an M.B.A. degree from Henley Management, and an advanced E.M.B.A. from Harvard Business School. Mr. Li brings to the Board international experience and perspective, combined with substantial knowledge of emerging markets, success in building profitable companies and experience in managing complex international business operations.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board believes that, generally, separate individuals should hold the positions of Chairman of the Board and Chief Executive Officer, and that the Chairman should not be an employee. The Board has been led by an independent Non-Executive Chairman for over a decade. The Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings and executive sessions of the non-employee directors and the relevant agenda items in each case (in consultation with the Chief Executive Officer as appropriate). The Board believes this leadership structure enhances the Board’s oversight of and independence from our management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance. The Board recognizes, however, that the needs of the Company and the individuals available to fill these roles may dictate different solutions at different times, and the Board believes that retaining flexibility in these decisions is in the best interest of the Company. In the event that the offices of the Chairman of the Board and Chief Executive Officer are vested in the same person, the Board will appoint a non-employee, independent director to serve as Lead Director, whose duties will include assisting the Board in ensuring compliance with the Company’s corporate governance guidelines, serving as the presiding director for executive sessions of the independent directors and acting as liaison to the Chairman from the independent directors.

The Board has designated four standing committees to address particular areas of responsibility. At each regular Board meeting, the Board receives full reports from its Audit and Compensation Committees regarding those committees’ most recent activities, with any other committees also reporting as appropriate. The Board believes that this structure provides the Board with the opportunity to exercise independent review of the Company’s results and to apply, through the committees, more detailed oversight of certain aspects of the Company’s business and operations.

Term

Each director serves a one-year term that expires at the following annual meeting.

Risk

SciClone faces a number of risks, including general economic risks, operational risks, financial risks, competitive risks and reputational risks. Management is responsible for the day-to-day management of those risks, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. While the full Board is charged with ultimate oversight responsibility for risk management, committees of the Board have responsibilities with respect to various aspects of risk oversight. In particular, the Audit Committee plays a significant role in monitoring and assessing SciClone’s financial and operational risks. The Audit Committee reviews and discusses with management areas of financial risk exposure and steps management has taken to monitor and control such exposure. The Audit Committee is also responsible for establishing and oversight of the Company’s Code of Business Conduct and Ethics and reviewing and approving transactions between the Company and any related parties. The Compensation Committee monitors and assesses risks associated with the Company’s compensation policies, and oversees the development of incentives that encourage a level of risk-taking consistent with the Company’s overall strategy. The Corporate Governance Committee has oversight responsibility for corporate governance risks, including risks associated with director independence and for oversight of risk related to compliance with good laboratory, clinical and manufacturing practices.

Director Independence

The Board has determined that none of the current director nominees, other than Dr. Blobel, our President and Chief Executive Officer, has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” for purposes of the NASDAQ Listing Rules and the rules and regulations of the Securities and Exchange Commission, as the term relates to membership on the board of directors and the various committees of the board of directors.

Dr. Blobel does not qualify as an independent director under the rules and regulations of the SEC which govern the composition of SciClone’s Audit Committee or under applicable NASDAQ rules due to his service as an executive officer of SciClone.

In the course of the Board’s determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable NASDAQ rules and the rules and regulations of the SEC.

Executive Sessions

The Board meets in executive session after each regular Board meeting to assess management’s presentation, the strategic direction of the Company, the effectiveness of management and similar matters. Executive sessions are chaired by the Chairman of the Board, so long as the chair is an independent director, and otherwise by the Lead Director appointed by the Board, and such chairman or a chairman of one of our committees, will typically report the results to the Chief Executive Officer on relevant matters, or invite the Chief Executive Officer to join the executive session for further discussion, as appropriate.

Board Meetings and Committees

In 2016, the Board had:

•	an Audit Committee;
•	a Compensation Committee;
•	a Corporate Governance Committee; and
•	a Business Development Committee.

The Board held 4 regular meetings and 16 additional meetings during the year ended December 31, 2016. All incumbent directors attended at least 75% of the aggregate of the total meetings of the Board and of each standing committee of the Board on which he or she served during his or her term on the Board or committee. The following table sets forth the standing committees of the Board and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Committee Composition	Audit	Compensation	Corporate Governance	Business Development
Jon S. Saxe	Chair		X	X
Friedhelm Blobel, Ph.D.				X
Nancy T. Chang, Ph.D.			X	X
Richard J. Hawkins	X	X	Chair
Gregg A. Lapointe	X	Chair		Chair
Simon Li	X	X	X
Number of meetings during 2016	8	5	4	5

Audit Committee.  We have a separately designated standing audit committee established by the Board. The members of the Audit Committee during 2016 were Mr. Saxe (chairman), Mr. Hawkins, Mr. Lapointe and Mr. Li. Each member of the Audit Committee during 2016 was independent for purposes of both NASDAQ and SEC rules, as they apply to audit committee members. The Board has determined that Mr. Lapointe is an audit committee financial expert, as defined in the rules and regulations of the SEC.

As more fully defined under the terms of its written charter, the Audit Committee:

•	Retains our independent registered public accounting firm, reviews their independence and oversees their audit work, reviews and pre-approves the planned scope of our annual audit and the terms of engagement for audit and non-audit services;
•	Reviews the financial reports and other financial information provided to the public;

•	Reviews reports regarding the adequacy of disclosure controls and internal controls and procedures for financial reporting, reviews our critical accounting policies, reviews significant judgments made in the preparation of our financial statements; and
•	Reviews and approves any related party transactions.

Additional information regarding the Audit Committee may be found in the section entitled “Report of the Audit Committee” included with this Proxy Statement.

Compensation Committee.  The members of the Compensation Committee during 2016 were Mr. Lapointe (chairman), Mr. Hawkins and Mr. Li. Each member of the Compensation Committee is independent for purposes of applicable NASDAQ rules. As more fully defined under the terms of its written charter, the Compensation Committee:

•	Recommends to the full board the salary and bonus earned by the President and Chief Executive Officer;
•	Reviews and recommends to the full board salary and bonus levels for other executive officers;
•	Reviews and recommends changes in director compensation levels;
•	Approves equity grants to executive officers and directors; and
•	Approves all employment, severance and change-in-control agreements applicable to executive officers.

In addition, the Compensation Committee has the authority to obtain advice or assistance from compensation consultants, independent legal counsel, accounting or other advisors as appropriate to perform its duties, and to determine the terms, costs and fees of engagement of compensation advisors. Prior to selecting any compensation advisors, the Compensation Committee will consider the independence factors listed in applicable NASDAQ rules. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Committee.

Each year, at the request of the Compensation Committee, our President and Chief Executive Officer provides compensation recommendations for each of the executive officers. In 2008, the Compensation Committee engaged Setren, Smallberg & Associates, Inc. (“Setren”), an independent compensation consultant, to advise the Compensation Committee regarding optimal allocation of the different elements of executive officer compensation and recommended target amounts for each element of compensation. Each year since then Setren has provided additional advice to the Compensation Committee. For 2016 compensation, the Compensation Committee requested that Setren provide a written update of the information they provided in the prior year. Pursuant to applicable rules, the Compensation Committee has assessed the independence of Setren, and concluded that no conflict of interest exists that would prevent Setren from independently representing the Compensation Committee. Setren does not perform other services for the Company, and will not do so without the prior consent of the Compensation Committee. Setren meets with the Compensation Committee outside the presence of management.

Taking these recommendations and the updated information together, the Compensation Committee is responsible for determining all compensation for our executive officers, other than the CEO. The Board (without the CEO) reviews and approves the Compensation Committee’s recommendations before they are finalized and the Board approves all CEO compensation. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Corporate Governance Committee.  The members of the Corporate Governance Committee during 2016 were Mr. Hawkins (chairman), Dr. Chang, Mr. Li and Mr. Saxe. Each member of the Corporate Governance Committee was independent for purposes of NASDAQ rules. The Corporate Governance Committee considers qualified candidates for nomination for election to the Board and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board and oversees the regular evaluation of our directors. In addition, the Corporate Governance

Committee also has an oversight role, particularly as to risk management, with respect to certain aspects of our operations including manufacturing, clinical and laboratory practices.

Business Development Committee.  The members of the Business Development Committee during 2016 were Mr. Lapointe (chairman), Dr. Blobel, Dr. Chang and Mr. Saxe. The primary responsibilities of the Business Development Committee are to review and assess our business development activities, including recommending to the Board, as appropriate, new business strategies, such recommendations to include long-term plans for growth and expansion and to review, monitor and recommend to the Board new business opportunities, including potential mergers, acquisitions, divestitures, investments and other similar transactions. The Business Development Committee is also responsible for review of the quality of the Company’s research and development programs and medical affairs as relevant to the research and development programs.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a written charter for each of the standing committees described above. The Board has also adopted a written Corporate Code of Business Conduct and Ethics (including “Whistleblowing in the Case of Violations of Company Policies”) (“Code of Conduct”) that applies to all of our officers, directors, employees, contract workers and anyone who conducts business with us. In addition, the Board has adopted written Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. Links to these materials, other than the Business Development Committee Charter, are available in the Investors and Media section of our website at www.sciclone.com.

Director Nominations

Director Qualifications

Consistent with its charter, the Corporate Governance Committee evaluates and recommends to the Board director nominees for each election of directors.

In fulfilling its responsibilities, the Corporate Governance Committee has approved a Policy Regarding Director Nominations, pursuant to which the Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board and its Committees;
•	the perceived needs of the Board for particular skills, background and business experience;
•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;
•	nominees’ independence from management;
•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as regulatory compliance;
•	the benefits of a constructive working relationship among directors; and
•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Corporate Governance Committee’s goal is to assemble a Board that brings a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Corporate Governance Committee to perform all Board and Committee responsibilities. Directors are expected to prepare for, attend, and participate in all Board and applicable Committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Corporate Governance Committee believes that it is preferable that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Corporate Governance Committee also believes that it is appropriate for one or more key members of our management to participate as members of the Board.

Diversity

Although we do not have a formal diversity policy, to foster and maintain a diversity of viewpoints, backgrounds and experience on the Board, the Corporate Governance Committee evaluates the mix of skills and experience of the directors and assesses nominees and potential candidates in the context of the current composition of the Board and the requirements of the Company. The Corporate Governance Committee uses the same standards to evaluate all director candidates, regardless of who proposes them.

Identifying and Evaluating Candidates for Nomination as Director

The Corporate Governance Committee has adopted procedures providing for the annual evaluation by the committee of the current members of the Board whose terms are expiring and who are willing to continue in service, against the criteria set forth above in determining whether to recommend these directors for election. Under the procedures it adopted, the Corporate Governance Committee has initiated the regular assessment of the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as a director come to the attention of the Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Corporate Governance Committee believes at any time that it is desirable that the Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates. The Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and
•	description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, under our Bylaws, stockholders are permitted to nominate directors for consideration at an annual meeting. A stockholder nomination for a director to be elected at an annual meeting must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;
•	a representation that the stockholder is a holder of record of stock of the corporation entitled to vote for the election of directors on the date of such notice of nomination and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice of nomination;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder;
•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and any other nominating person, on the one hand, and each proposed nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand;
•	such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board; and
•	the consent of each nominee to serve as a director if so elected.

Under our Bylaws, all directors and director nominees must submit a completed form of the directors’ and officers’ questionnaire as part of the nominating process and all nominees must agree among other matters to abide by all applicable corporate governance, confidentiality, conflict of interest and other policies. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Corporate Governance Committee.

The Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the foregoing criteria and will select the nominees that, in the Committee’s judgment, best suit the needs of the Board at that time.

In addition, our Bylaws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy statement. These “proxy access” provisions of our Bylaws provide, among other things, that a stockholder or group of up to twenty stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of our common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed the greater of (i) two or (ii) 20% of the number of directors in office and subject to election, or if such number is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. If the number of stockholder-nominated candidates exceeds the maximum number of such candidates required to be included in the proxy materials, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of our common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary not earlier than the close of business on the 150th day, and not later than the close of business on 120th day, prior to the anniversary of the date on which the Company first mailed its proxy materials or a notice of availability in connection with the prior year’s annual meeting of stockholders.

The requirements for providing advance notice of a director nomination and for submitting director candidates to be included in our proxy materials for an annual meeting, as summarized above are qualified in their entirety by our Bylaws, which we recommend you read in order to comply with the requirements for making a director nomination.

Communications by Stockholders with Directors

Stockholders may communicate with any and all Company directors by transmitting correspondence by mail or facsimile, addressed as follows:

Chairman of the Board
or Board of Directors
or [individual director]
c/o Corporate Secretary
SciClone Pharmaceuticals, Inc.
950 Tower Lane, Suite 900
Foster City, CA 94404
Fax: (650) 358-3469
Email: cchern@sciclone.com

The Corporate Secretary maintains a log of such communications and will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary will relay all communications to directors absent safety or security issues.

Stockholder Engagement; Responsiveness to Stockholder Vote

We believe that strong corporate governance should include year-round engagement with our stockholders. We have a long-standing, robust stockholder outreach program. Additionally, our senior management team, including our CEO and our CFO, regularly engage in meaningful dialogue with our shareholders through our quarterly earnings calls, investor conferences and other channels for communication.

At our 2016 annual meeting, a stockholder proposal to adopt a proxy access bylaw was supported by a majority of the shares that voted on the proposal. In February 2017, our Board adopted a proxy access bylaw. Prior to the Board’s adoption of the proxy access bylaw, we sought input from a number of the Company’s largest stockholders. Based in part on that feedback, the Board adopted a bylaw amendment to allow a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years a number of SciClone’s shares that constitutes at least 3% of SciClone’s outstanding shares, to nominate and include in SciClone’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board of Directors. The Company believes the proxy access bylaw amendments adopted by the Board reflect our shareholder stockholder engagement and are responsive to the 2016 shareholder proposal.

Director Attendance at Annual Meetings

We believe that it is desirable that directors attend our annual meeting of stockholders. Our policy is to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. Of the six directors then in office, two attended the 2016 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2016 has been an officer or employee of SciClone or any of its subsidiaries, or has had any relationship requiring disclosure by SciClone under the rules and regulations of the SEC. No interlocking relationships existed during 2016 between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

Director Compensation

Cash Compensation

Directors who are employees of SciClone do not receive any compensation for their services as directors. From January 1, 2016 to June 30, 2016, each non-employee director was entitled to an annual retainer of $35,000. Effective July 1, 2016, the annual retainer increased to $42,500. Non-employee directors also receive payment of out-of-pocket expenses relating to their service as Board members, and a per meeting fee cash payment of $2,000 for each regular meeting of the Board of Directors attended.

Directors received the following additional annual payments for service on the committees of the Board in 2016:

Committee	Member	Chairman
Audit	$15,000	$22,000	(1)
Compensation	12,500	17,500	(2)
Corporate Governance	7,500	10,000
Business Development	7,500	10,000

(1)	From January 1, 2016 to June 30, 2016, the annual audit committee chairman compensation was $19,000 (equal to $9,500 for the six month period ended June 30, 2016). Effective July 1, 2016 to December 31, 2016, the annual audit committee chairman compensation increased to $25,000 (equal to $12,500 for the six-month period ended December 31, 2016).
(2)	From January 1, 2016 to June 30, 2016, the annual compensation committee chairman compensation was $15,000 (equal to $7,500 for the six month period ended June 30, 2016). Effective July 1, 2016 to December 31, 2016, the annual compensation committee chairman compensation increased to $20,000 (equal to $10,000 for the six-month period ended December 31, 2016).

In addition, from January 1, 2016 to June 30, 2016, our Chairman of the Board (currently Mr. Saxe) received an additional annual payment of $22,000 (equal to $11,000 for the six-month period ended June 30, 2016) for services as Chairman. Effective July 1, 2016, the additional annual payment increased to $27,000 (equal to $13,500 for the six month period ended December 31, 2016) for his services as Chairman. Also, Mr. Saxe and Mr. Lapointe each received additional payments of $15,000 for substantial additional services as directors in fiscal 2016, in particular for service to our Board in overseeing the Company’s strategic review.

Equity Compensation

Non-employee directors receive an option grant of 50,000 shares upon election to the Board and an annual option grant of 30,000 shares upon re-election. Each option has a term of ten years and an exercise price equal to the grant date closing price of our Common Stock as quoted on the NASDAQ Global Select Market. Initial option grants vest in three equal annual installments. Annual stock option grants vest in twelve equal monthly installments. Any unexercisable or unvested portions of any outstanding non-employee director options become immediately exercisable and vested in full as of the date 10 days prior to a change in control.

If Dr. Chang, Mr. Hawkins, Mr. Lapointe, Mr. Li and Mr. Saxe are re-elected to the Board at the Annual Meeting, each will automatically receive an option to purchase 30,000 shares of our Common Stock. Generally, when independent directors leave the Board after serving a full term, the exercise period for any then vested options is extended for a period of two years following their final date of service.

Aggregate Compensation

The following table sets forth the aggregate compensation earned by each individual who served as a director at any time during the fiscal year ended December 31, 2016:

2016 Director Compensation

Name of Director	Fees Earned or Paid in Cash ($)		Option Awards(1) ($)	All Other Compensation	Total ($)
Jon S. Saxe	123,250	(2)	185,118	—	308,368
Friedhelm Blobel, Ph.D.	—	(3)	—	—	—
Nancy T. Chang, Ph.D.	61,750	(4)	185,118	—	246,868
Richard J. Hawkins	84,250	(5)	185,118	—	269,368
Gregg A. Lapointe	104,250	(6)	185,118	—	289,368
Simon Li	81,750	(7)	185,118	—	266,868

1.	The amounts shown represent the grant-date fair value of the stock option grant with an exercise price of $13.995 per share made to each Board member during the 2016 fiscal year. The applicable grant-date fair value of each award was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), excluding the impact of forfeitures. Assumptions used in the calculation of grant-date fair value are set forth in Notes to our Consolidated Financial Statements for the year ended December 31, 2016, included in our annual Report on Form 10-K for such fiscal year.
2.	Mr. Saxe’s fees consist of $46,750 for service as a director, $24,500 for service as Chairman of the Board, $22,000 for service as Chairman of the Audit Committee, $7,500 for service on the Corporate Governance Committee, $7,500 for service on the Business Development Committee, and $15,000 for additional services as a director, as approved by the Board.
3.	Dr. Blobel received no compensation for his service on the Board. Compensation paid to Dr. Blobel as President and Chief Executive Officer is disclosed in the Summary Compensation Table herein.
4.	Dr. Chang’s fees consist of $46,750 for service as a director, $7,500 for service on the Corporate Governance Committee, and $7,500 for service on the Business Development Committee.
5.	Mr. Hawkins’ fees consist of $46,750 for service as a director, $12,500 for service on the Compensation Committee, $15,000 for service on the Audit Committee, $10,000 for service as Chairman of the Corporate Governance Committee.
6.	Mr. Lapointe’s fees consist of $46,750 for service as a director, $15,000 for service on the Audit Committee, $17,500 for service as Chairman of the Compensation Committee, $10,000 for service as Chairman of the Business Development Committee, and $15,000 for additional services as a director, as approved by the Board.
7.	Mr. Li’s fees consist of $46,750 for service as a director, $15,000 for service on the Audit Committee, $12,500 for service on the Compensation Committee, and $7,500 for service on the Corporate Governance Committee.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2016:

Name	Option Awards
Jon S. Saxe	300,000
Nancy T. Chang, Ph.D.	60,000
Richard J. Hawkins	180,000
Gregg A. Lapointe	265,000
Simon Li	152,500

PROPOSAL NO. 2

NON-BINDING ADVISORY VOTE TO APPROVE NAMED
EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. As described in further detail under the heading “Executive Compensation and Other Matters — Compensation Discussion and Analysis,” our executive compensation philosophy is designed to attract, motivate and retain qualified executives in a highly competitive industry. Our compensation programs are designed to reward performance over a short and long-term basis that aligns our executive officers’ performance with the interests of our stockholders. For fiscal 2016, the principal components for our executive officers’ compensation were cash base salary with variable cash and equity incentives. Please read the “Compensation Discussion and Analysis” beginning on page 25 for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our Named Executive Officers and how our executive compensation programs reflect our philosophy and are linked to the Company’s performance.

We are asking our stockholders to indicate their support for the compensation arrangements with our Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. At our 2011 annual meeting of stockholders held on June 30, 2011, our stockholders voted in favor of holding future “Say-on-Pay” votes on an annual basis. Our Board subsequently determined that such advisory votes shall be held annually at the annual meeting of stockholders.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board or our Compensation Committee, nor will its outcome require the Company, our Board or our Compensation Committee to take any action. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board and our Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the stockholders of SciClone Pharmaceuticals, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers for the fiscal year ended December 31, 2016, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion.”

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the votes cast on this resolution at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the resolution.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION ABOVE, RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE REGARDING
THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE COMPENSATION

In addition to holding an advisory vote on named executive compensation, the Dodd-Frank Act also requires that we conduct a separate non-binding advisory vote on the frequency of future votes on compensation of our named executive officers or Say-on-Pay. Stockholders may cast a non-binding advisory vote on whether they would prefer that we hold the advisory Say-on-Pay vote every year, every two years or every three years. Stockholders may also abstain from voting on this matter.

At our 2011 annual meeting, our stockholders voted to hold an advisory vote on our executive compensation program on an annual basis. Our Board subsequently determined that such advisory votes shall be held annually at the annual meeting of stockholders. As a result, the Company has conducted a Say-on-Pay vote each year. Our Board and Compensation Committee believe that our stockholders continue to prefer to have an opportunity to express their views on the Company’s executive compensation program through an annual Say-on-Pay vote, and that the Company benefits from receiving feedback on stockholders’ views of the compensation of our named executive officers on an annual basis.

In addition, the Committee and the Board believe annual advisory votes will continue to allow the Board to obtain information on stockholders’ views of the compensation of our named executive officers on a consistent basis, and will continue provide our Committee and Board with frequent input from stockholders on our compensation program.

For the reasons stated above, the Committee and Board believe that holding an advisory vote on executive compensation every year is the most appropriate policy for our stockholders and the Company at this time.

Required Vote

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders.

However, because this vote is advisory and not binding on our Board, our Compensation Committee or the Company in any way, our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on named executive compensation more or less frequently than the option approved by our stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “1 YEAR” FOR FUTURE ADVISORY VOTES.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of our Board has appointed PricewaterhouseCoopers Zhong Tian LLP (“PwC China”), a member firm of the PricewaterhouseCoopers international network of accounting firms, each of which is a separate legal entity, as our independent registered public accounting firm for the fiscal year ending December 31, 2017. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of our independent registered public accounting firm.

A representative of PwC China is expected to be present by telephone at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so. If a representative is present, the representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2016 and 2015 by our principal accounting firm, PwC China.

	2016	2015
Audit Fees	$1,967,000	$1,779,000
Audit-related Fees	—	—
Tax Fees	—	4,000
All Other Fees	—	—
	$1,967,000	$1,783,000

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements and the effectiveness over our internal control over financial reporting, the review of the interim consolidated financial statements included in quarterly reports and services that were normally provided in connection with statutory and regulatory filings or engagements, such as registration statements, as well as out of pocket expenses. Tax fees incurred in 2015 were for tax compliance services, tax advisory services, and the provision of consultation on tax matters. The Audit Committee’s charter requires the Audit Committee to approve in advance the engagement of the independent registered public accounting firm and the fees and other terms of any such engagement for all audit services and non-audit services. Pre-approval is provided for in the Audit Committee’s charter if the Committee establishes policies and procedures therefor and any pre-approval (i) is detailed as to the particular service or category of services and (ii) does not involve delegation to management of the Committee’s responsibilities and (iii) provides that the independent auditor and management are required, at its next scheduled meeting, to report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with such pre-approval. During fiscal years 2016 and 2015, no fees were approved by the Audit Committee pursuant to the de minimis exception established by the SEC; in particular, all of the tax fees described above were subject to appropriate approvals.

Required Vote

Stockholder ratification of the selection of PwC China as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board however, is submitting the selection of PwC China to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain PwC China. Even if the selection is ratified, the Audit Committee or the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS ZHONG TIAN LLP AS SCICLONE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS AMENDMENTS

Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, California, 95758, has indicated that he is a beneficial owner of at least $2,000 in market value of the common stock of the Company and has given notice that he intends to present the following resolution at the Annual Meeting:

Proposal 5 — Shareholder Proxy Access

RESOLVED: Shareholders of the SciClone Pharmaceuticals, Inc. (the “Company”) ask the board of directors (the “Board”) to amend its bylaws or other documents, as necessary, to provide proxy access with essential elements for substantial implementation as follows:

1.	The number of shareholder-nominated candidates eligible to appear in proxy materials shall be one quarter of the directors then serving or two, whichever is greater.
2.	No limitation, below fifty, shall be placed on the number of shareholders that can aggregate their shares to achieve the 3% of Required Stock.

Supporting Statement:  The SEC’s universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1) a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Public Versus Private Provision of Governance: The Case of Proxy Access (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms.

Proxy Access: Best Practices (http://www.cii.org/files/publications/misc/08_05_15_Best°/020Practices°/020-°/020Proxy%20Access.pdf) by the Council of Institutional Investors, “highlights the most troublesome provisions” in recently implemented access bylaws. Noteworthy is the following:

The ability to aggregate holdings is crucial to the effectiveness of proxy access — without it, a proxy access provision would not be viable.

We note that without the ability to aggregate holdings even CII’s largest members would be unlikely to meet a 3% ownership requirement to nominate directors. Our review of current research found that even if the 20 largest public pension funds were able to aggregate their shares they would not meet the 3% criteria at most of the companies examined.

CI l’s position is generally consistent with the view of the SEC. In 2010, the SEC considered, but rejected imposing a cap on the permitted number of members in a nominating group. The SEC found that individual shareowners at most companies would not be able to meet the minimum threshold of 3% ownership for proxy access unless they could aggregate their shares with other shareowners.

At the Company’s last annual meeting, shareholders approved proposed proxy access bylaw amendments by an overwhelming vote of approximately 28 million “For” versus 4 million “Against.” Many corporate boards have adopted proxy access bylaws with troublesome provisions that significantly impair the ability of shareholders to participate in the nominating process, and the ability of shareholder nominees to effectively serve if elected. Bylaws with the requested elements outlined above would help ensure meaningful proxy assess is available to more shareholders.

Increase Shareholder Value
Vote for Shareholder Proxy Access Enhancement — Proposal 5

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Our proxy access framework reflects shareholder engagement, is consistent with a majority of proxy access bylaws adopted by U.S. public companies, and strikes the appropriate balance between promoting meaningful stockholder nomination rights and protecting the best interests of all of our stockholders.

Our current corporate governance framework reflects our commitment to robust, balanced governance practices combined with responsiveness and accountability to shareholders. Our existing proxy access bylaws, which we adopted in February 2017, establish a prudent and effective mechanism for proxy access, making adoption of this proposal unnecessary and unwarranted.

In February 2017, after careful consideration of varying viewpoints and the results of engagement with significant stockholders, our Board adopted a robust proxy access bylaw. Our proxy access bylaw permits a group of up to 20 stockholders, owning at least 3% of our common stock continuously for at least 3 years, to include in our annual meeting proxy materials director nominees constituting up to 20% of the Board (but no fewer than two nominees).

We believe that the framework we adopted is consistent with the mainstream of proxy access bylaws adopted by U.S. public companies. In addition, we believe that our proxy access bylaw appropriately balances the interests of providing meaningful proxy access rights to our stockholders while mitigating the possibility of proxy access being used by stockholders to pursue objectives that are not broadly supported by other stockholders.

Implementation of the changes requested by the proposal beyond those SciClone has already made would make SciClone an outlier among public companies that have adopted proxy access.

We have an effective and manageable proxy access framework, and we believe that the requested changes are unnecessary and potentially disruptive.

Consistent with a significant majority of other U.S. public companies who have adopted proxy access (67% of 342 public companies that adopted proxy access in 2015 and 2016), our proxy access bylaw permits eligible stockholders to nominate the greater of two nominees or 20% of the Board. This fully accomplishes the main objective of proxy access — providing meaningful representation on a board for qualified individuals endorsed by a majority of stockholders. We believe that raising the potential level of representation to 25% of the Board, above the minimum of 2 nominees, could have unintended effects that could be destructive of stockholder value, including promoting the use of proxy access to lay the groundwork for effecting a change in control, encouraging the pursuit of special interests at the expense of a long-term strategic view or otherwise disrupting the effective functioning of the Board.

Also consistent with the vast majority of other U.S. public companies who have adopted proxy access (91% of 342 public companies that adopted proxy access in 2015 and 2016), our proxy access bylaw permits groups of up to 20 stockholders to aggregate their shares to reach the required 3% ownership threshold (with a group of investment funds under common management and investment control counting as a single stockholder).

As set out above, the stockholder proposal requests an increase in the number of stockholders permitted to aggregate their shares from 20 to 50 stockholders. The Board believes such a change would risk significant administrative burden to the Company to confirm and monitor stock ownership of the members of a stockholder group, without a commensurate increase in availability of proxy access to our stockholders. We believe the existing limitation of 20 stockholders strikes an appropriate balance between making proxy access appropriately accessible to our stockholders, assuring that such access is administratively workable for both the Company and our stockholders and reserving the ability to utilize proxy access to stockholders with a significant economic stake in the company. Furthermore, a 20-stockholder limit is widely embraced by companies adopting proxy access and widely endorsed among institutional stockholders’ voting policies.

We have a strong corporate governance structure and record of accountability.

Our current corporate governance structure reflects our significant and ongoing commitment to strong and effective governance practices and our desire to be responsive and accountable to stockholders. We are committed to providing our stockholders with a meaningful voice in the nomination and election of directors and the ability for our stockholders to engage with the Board to promote their views. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by our stockholders.

In addition to adopting our proxy access bylaw, we have also implemented numerous other corporate governance enhancements, including:

•	Our incumbent directors are annually evaluated through formal Board, committee, and director evaluation processes;
•	All directors are elected annually and each term expires at the following Annual Meeting;
•	Uncontested directors are elected only if they receive a majority of the votes cast and agree to be subject to our resignation policy;
•	Under our Bylaws, stockholders have the right to call special meetings at which they can submit proposals, including nomination of director candidates;
•	Stockholders may also submit names of potential director candidates directly to the Board for consideration; and
•	We remain engaged with our stockholders regarding a variety of matters, and stockholders are able to communicate with the Board in the manner described in our Corporate Governance Guidelines.

The Board has also shown an ongoing commitment to board refreshment and to having highly qualified directors who bring diverse perspectives to the Board’s decision-making processes. Through the Board’s robust director nomination and annual self-evaluation process, two new directors have been added since 2013.

We are committed to ensuring effective, balanced corporate governance while also continually engaging with stockholders. This is evidenced by SciClone’s adoption of a proxy access bylaw, and by the other actions SciClone has taken to ensure that shareholders are given a voice, many of which are described in this Proxy Statement. The Board believes that these objectives are being achieved through SciClone’s current governance processes and that changing our proxy access framework as outlined by the proponent is therefore unnecessary and unwarranted.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Recommendation

FOR ALL OF THE REASONS ABOVE, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL NUMBER 5.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of shares of our Common Stock as of March 31, 2017 by:

•	all those known by us to be beneficial owners of more than 5% of our Common Stock;
•	each of our Named Executive Officers identified in the section entitled “Executive Compensation and Other Matters”;
•	each of our directors; and
•	all of our directors and executive officers as a group.

This table is based upon the information supplied to us by officers and directors of the Company and upon information about principal stockholders known to us based on a Schedule 13G or 13D or amendments thereto filed with the SEC. Applicable percentages are based on 51,569,182 shares outstanding on March 31, 2017 provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 31, 2017 pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned.

	Shares Beneficially Owned(1)
Stockholders	Number	Percent
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	6,912,779	12.83%
GL Trade Investment Limited(3) Unit 3001, China World Tower 2 No. 1 Jian Guo Men Wai Avenue Beijing 100004, People’s Republic of China	4,750,116	8.82%
Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	2,888,743	5.36%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	2,700,061	5.01%
Named Executive Officers
Friedhelm Blobel, Ph.D.(6)	1,222,926	2.27%
Wilson W. Cheung(7)	117,373	*
Robert King, Ph.D.	64,087	*
Lan Xie(8)	25,835	*
Hong Zhao(9)	179,667	*
Outside Directors
Jon S. Saxe(10)	402,500	*
Nancy T. Chang, Ph.D.(11)	127,500	*
Richard J. Hawkins(12)	201,863	*
Gregg A. Lapointe(13)	262,500	*
Simon Li(14)	150,000	*
All directors and executive officers as a group (11 persons)(15)	2,778,886	5.16%

*	Less than 1%.

(1)	Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated above, the address for the persons or entities listed below is 950 Tower Lane, Suite 900, Foster City, California 94404.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 17, 2017 by BlackRock, Inc., a holding company with the following subsidiaries: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, M.A., BlackRock International Limited, BlackRock Investment Management, LLC, and BlackRock Japan Co. Ltd. BlackRock, Inc.’s subsidiaries are the beneficial owners of 6,912,779 shares of the common shares of the Company.
(3)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on November 14, 2016 and amended on February 17, 2017, by GL Trade Investment Limited a China corporation (“GL Trade”). GL Trade includes GL China Opportunities Fund L.P. (“GL Fund”), GL Capital Management GP L.P. (“GL Capital”), GL Capital Management GP Limited (“GL Management”), GL Partners Capital Management Limited (“GL Partners”), and Mr. Zhenfu Li. GL Trade is deemed to be the beneficial owner of 4,750,116 shares of the common stock of the Company. GL Fund owns 100% of GL Trade. GL Capital is the sole general partner of GL Fund. GL Management is the sole general partner of GL Capital. GL Partners owns 51% of the voting interests of GL Management.
(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2017 by Dimensional Fund Advisors LP.
(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2017 by The Vanguard Group, an investment advisor with the following subsidiaries: Vanguard Fiduciary Trust Company which is the beneficial owner of 97,094 shares and Vanguard Investments Australia, Ltd. which is the beneficial owner of 6,800 shares.
(6)	Includes 1,130,400 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2017.
(7)	Includes 115,501 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2017.
(8)	Consists of 25,835 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2017.
(9)	Consists of 179,667 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2017.
(10)	Includes 267,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2017.
(11)	Includes 57,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2017.
(12)	Includes 177,500 shares pursuant to options exercisable within 60 days of March 31, 2017.
(13)	Consists of 262,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2017.
(14)	Consists of 150,000 pursuant to options exercisable within 60 days of March 31, 2017.
(15)	Includes 2,441,612 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2017.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers

The following table sets forth the name, age and title for each of our executive officers:

Name	Age	Title
Friedhelm Blobel, Ph.D.	68	President and Chief Executive Officer, Director
Wilson W. Cheung	48	Chief Financial Officer and Senior Vice President, Finance
Carey Chern	50	General Counsel, Corporate Secretary and Chief Compliance Officer
Raymond A. Low	60	Vice President, Finance and Controller
Lan Xie	44	Vice President Finance, China Chief Financial Officer
Hong Zhao	53	Chief Executive Officer, China Operations

Friedhelm Blobel, Ph.D. is one of our directors as well as our President and Chief Executive Officer, and, as such, his biographical information is included above under “Election of Directors.”

Wilson W. Cheung joined SciClone in July 2013 and serves as Chief Financial Officer and Senior Vice President, Finance. Prior to joining SciClone, from 2009 to 2013, Mr. Cheung served in various positions at Velti plc, a publicly traded global mobile marketing and advertising software-as-a-service provider, including most recently as Chief Compliance Officer, Asia Pacific and previously as Chief Financial Officer. From 2004 to 2009, Mr. Cheung served as Chief Financial Officer of AXT, Inc., a publicly traded manufacturer of high performance semi-conductor substrates. Mr. Cheung holds a B.A. degree in Economics/Business from the University of California, Los Angeles (UCLA) and is a Certified Director of Corporate Governance from UCLA’s Executive Program. He is a California Certified Public Accountant (inactive).

Carey Chern joined SciClone in October 2016 and serves as General Counsel and Corporate Secretary, as well as SciClone’s Chief Compliance Officer. Prior to joining SciClone, from 2011 to 2016, Mr. Chern served in various roles at The Clorox Company covering healthcare matters, including as the division counsel for its Professional Products Division. Prior to The Clorox Company, from 2006 to 2010, Mr. Chern served in various roles at Amgen Inc., including as a senior counsel for corporate transactions and as the managing attorney for its technology transactions department. Prior to Amgen, Mr. Chern served as an attorney in several large international law firms covering life sciences and corporate transactions matters. Mr. Chern earned a J.D. from Stanford Law School and his A.B. in Economics and Government from Harvard University.

Raymond A. Low joined SciClone as Vice President, Finance and Controller in October 2013. Prior to joining SciClone, from 2009 to 2013, Mr. Low served as Chief Financial Officer, and from 2005 to 2009 as Corporate Controller at AXT, Inc., a publicly traded manufacturer of high performance semi-conductor substrates. From 2002 to 2004, Mr. Low was Corporate Controller of Therasense, Inc. (now Abbott Laboratories), a health care products company. Mr. Low is a California Certified Public Accountant and a member of the California Society of CPAs. He is a past member of the Chartered Institute of Management Accountants in the United Kingdom. Mr. Low has an M.B.A. degree from Chadwick University, Alabama, a Bachelor of Accounting Science Honors degree from the University of South Africa, and a Bachelor of Commerce degree from Rhodes University, South Africa.

Lan Xie joined SciClone as Vice President Finance, China Chief Financial Officer in August 2012. From 2007 to 2012, Ms. Xie served as Vice President of Finance and Investor Relations at ShangPharma Corporation, a pharmaceutical company. From 2005 to 2007, Ms. Xie served as a senior manager, transaction services, at PricewaterhouseCoopers Zhong Tian LLP in Shanghai and from 2003 to 2005, Ms. Xie served as manager, mergers and acquisitions at Deloitte & Touche in New York. Ms. Xie also served in various finance and accounting positions at Reuters Incorporated and PricewaterhouseCoopers in Boston. She is a Massachusetts certified public accountant and received her M.B.A from INSEAD, Singapore/France.

Hong Zhao joined SciClone as Chief Executive Officer, China Operations, in April 2013. Prior to SciClone, from 2011 to 2013, Mr. Zhao served as Executive Vice President of Simcere Pharmaceutical Group, a manufacturer and supplier of pharmaceuticals in China, where he was responsible for all business operations and had direct reporting responsibility for medical affairs, market access, marketing and sales operations, training and personnel development. Prior to Simcere, from 1999 to 2011, Mr. Zhao held various positions at Novartis China, a health care products company, including most recently, Senior Vice President of Novartis Greater China and General Manager of Novartis Shanghai. Mr. Zhao earned a Bachelor of Medicine degree from Nanjing Medical College and an Executive Masters of Business Administration degree from China European International Business School (CEIBS) in Shanghai.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is intended to provide an explanation of our compensation program relating to fiscal 2016, with particular focus on our Chief Executive Officer (“CEO”) and the other listed executives as presented in the “2016 Summary Compensation Table” that follows this discussion (herein referred to as the “Named Executive Officers”). For 2016, our Named Executive Officers were:

•	Friedhelm Blobel, Ph.D., President and Chief Executive Officer, Director;
•	Wilson W. Cheung, Chief Financial Officer and Senior Vice President, Finance;
•	Robert King, Ph.D., Former Senior Vice President, Product Development and Supply Chain;
•	Lan Xie, Vice President Finance, China Chief Financial Officer; and
•	Hong Zhao, Chief Executive Officer, China Operations.

Overview

The Compensation Committee of the Board administers our executive compensation and benefit programs. The Compensation Committee is comprised of exclusively independent directors and oversees all compensation and benefit programs and actions that affect our executive officers, except that our Board reviews the recommendations of the Compensation Committee and approves the compensation of the Chief Executive Officer.

Compensation Philosophy

We are committed to developing and commercializing innovative products to treat life-threatening diseases particularly for the growing Chinese pharmaceutical market. We are engaged in a competitive industry, and to accomplish this objective, we design our compensation programs to attract, motivate and retain qualified executives dedicated to working towards our short and long-term corporate goals. People are one of our key assets, and we seek to hire employees and executives who share our corporate vision and values and have the skills and motivation to execute on our corporate strategy. In our dynamic work environment, we foster the following corporate values:

•	Compliance and Integrity;
•	Respect;
•	Accountability;
•	Customer-focus; and
•	Teamwork.

Our compensation structure is particularly focused upon rewarding our executives for achieving our publicly stated corporate objectives, and for strong and dedicated performance to the interests of our stockholders.

Objectives of Our Compensation Program

The primary objective of our compensation programs for our executive officers is to attract and retain qualified executives and employees of outstanding ability and potential and to:

•	Motivate executives and employees to work towards completing our overall corporate goals and milestones and their individual employee objectives over the short and long-term;
•	Align our executives’ and employees’ performance with our stockholders’ interests; and
•	Compete effectively with the compensation programs of comparable companies to allow us to compete with our peers for valuable human resources.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance and exceptional effort measured over a short and long-term basis. We seek to align our executives’ performance with the interests of our stockholders. Base salaries, annual cash incentives and the vesting of our equity awards encourage executive retention and provide a balance between short and long-term compensation.

We generally set corporate objectives at the beginning of the fiscal year, against which the performance of our Chief Executive Officer is evaluated for determining adjustments in compensation for the subsequent fiscal year. Certain of these corporate objectives are also objectives of other executives with functional responsibility for a particular objective, or for activities in other functions that will support the achievement of an objective. The objectives for our other executives are set by our Chief Executive Officer. Our corporate objectives typically include revenue, income and other financial objectives, successful commercialization or business development activities and specific organization objectives, including compliance related objectives.

For 2016, our corporate goals included goals regarding the following:

•	Increase overall sales for SciClone;
•	Increase overall operating net profit and cashflow;
•	Organizational targets; and
•	Business and product development goals.

Compensation Process, Role of Management, Independent Compensation Consultants, Peer Group Selection and Benchmarking

Compensation Process, Role of Management

The Compensation Committee is responsible for determining and approving all compensation for our executive officers, except our President and Chief Executive Officer, whose compensation is approved by our full Board. Pursuant to its charter, the Compensation Committee recommends to the full Board the salary, bonus, equity awards and other aspects of the compensation of our President and Chief Executive Officer, approves the salary, bonus targets and bonus payments for other executive officers, approves equity awards to other executive officers and approves all employment, severance and retention agreements applicable to other executive officers. Our Chief Executive Officer participates with the Compensation Committee in its deliberations with respect to the compensation payable to our other executive officers, and typically recommends specific compensation packages for our executive officers based upon his assessment and evaluation of their performance for the prior year. The Chief Executive Officer may not be present during deliberations regarding his own compensation.

Following the end of each fiscal year, our Chief Executive Officer evaluates executive officer performance for the prior fiscal year, other than his own performance, and discusses the results of such evaluations with the Compensation Committee. The Chief Executive Officer also provides his assessment of our performance against our corporate objectives for the fiscal year for evaluation by the Compensation Committee. The Chief Executive Officer’s assessment is based upon subjective factors concerning such officer’s individual business goals and objectives, and the contributions made by the executive officer to our overall results. The Chief Executive Officer then makes specific recommendations to the Compensation

Committee for adjustments of base salary, target bonus, and equity awards, if appropriate, as part of the compensation packages for each executive officer, other than himself, for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and recommends all compensation for the Chief Executive Officer, subject to the review and approval by the full Board. The Chief Executive Officer was not present at the time the Compensation Committee reviewed his performance and discussed his compensation for fiscal 2016.

In addition, at our 2016 annual meeting of stockholders, we provided our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the proxy statement for our 2016 annual meeting. At the 2016 annual meeting, approximately 97% of the votes cast were voted in favor of the Company’s executive compensation program for the prior year. As the stockholder advisory vote was held after the Compensation Committee and the Board had determined the compensation to be paid to the Company’s named executive officers for 2016, the Compensation Committee and the Board did not take such results into account in determining executive compensation for 2016. However, in determining and deciding on executive compensation for fiscal year 2017 and in determining bonus compensation for fiscal 2016, our Compensation Committee took into account the results of the 2016 stockholder advisory vote to approve executive compensation, particularly the strong support expressed by the Company’s stockholders, as one of many factors considered in deciding that the Company’s compensation policies and procedures for 2017 should largely remain consistent with our policies and procedures in prior years.

Independent Compensation Consultants, Peer Group Selection and Benchmarking

In 2016, the Compensation Committee retained Setren to conduct an assessment of our executive officer compensation and advise the Committee regarding optimal allocation of the different elements of executive officer compensation among base salary, bonuses and equity and to recommend target amounts for each element of compensation. The Compensation Committee’s policy is to conduct an in-depth assessment of our executive compensation structure including comparative compensation at comparable companies, using detailed data and recommendations provided by Setren, each year.

The Compensation Committee’s policy is to target the amount of each element of compensation of the survey data it reviewed at approximately the 50th percentile for executive officers in the United States and in the 75th percentile for executive officers in China, and confirmed the applicability of these levels by reference to the results of the review of compensation information. While the 50th and 75th percentile were the reference points for compensation decisions, the actual amount paid or awarded varied from that percentile due to various factors the Compensation Committee has taken into account, including individual capabilities and performance, length of current and prior experience in the particular position, initial compensation offered when an executive joins the Company, and the perceived applicability of any set of compensation data for a position to the actual role of the executive in the Company.

For fiscal 2016 salary, target bonuses and equity awards, the Compensation Committee obtained a written report from Setren regarding executive compensation. In providing advice to the Compensation Committee, Setren provided information based on the Radford Global Life Sciences Survey from Radford, part of Aon Hewitt, a business unit of Aon plc. (“Radford”), which includes the average, median and range amounts of base salary, annual cash incentives and long-term equity incentives from comparable pharmaceutical, biotechnology and medical device companies.

In addition, Setren supplemented the Radford data with its own survey of publicly available information filed by a group of the following peer companies (“Peer Data”) determined in consultation with the Compensation Committee:

Aegerion Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.
Albany Molecular Research, Inc.	Momenta Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	Nektar Therapeutics
Amphastar Pharmaceuticals, Inc.	OraSure Technologies, Inc.
Anika Therapeutics, Inc.	Sagent Pharmaceuticals, Inc.
AVEO Pharmaceuticals, Inc.	Sequenom, Inc.
Codexis, Inc.	Spectrum Pharmaceuticals, Inc.
Depomed, Inc.	Sucampo Pharmaceuticals, Inc.
Emergent BioSolutions, Inc.	Supernus Pharmaceuticals, Inc.
Enzo Life Sciences, Inc.	Targacept, Inc.
Genomic Health, Inc.	Vivus, Inc.
Ionis Pharmaceuticals, Inc.

The compensation for our executives who are based in China is compared to other similar positions in China and is based on Aon/Hewitt Pharmaceutical Industry Survey (“AON”) survey data.

Setren compared the current base salary of each of our executive officers in the U.S. to the median and the 75th percentile of the Radford data, and the annual cash incentives to the median of the Radford data. Setren compared the current base salary of each of our executive officers in China to the median and the 75th percentile of the AON data, and the annual cash incentives to the median of the AON data. Setren compared the current long term equity incentives for executive officers in the U.S. to the median and 75th percentile of the Peer Data. For executives in the U.S., Setren used both summary Radford data and Peer Data with respect to review of base salary and annual cash incentives. For executives in China, Setren used summary AON data with respect to review of base salary and annual cash incentives. Setren used Peer Data with respect to review of long term equity incentives for U.S. executives.

Annual Compensation Review for Fiscal 2016

The Compensation Committee’s annual review of executive compensation generally occurs during the first quarter of the fiscal year. In 2017, after reviewing Setren’s written report, meeting with a representative of Setren, and considering recommendations of our Chief Executive Officer, the Compensation Committee reviewed the amount of each element of compensation for our executive officers and reached conclusions about each element of compensation for each executive other than our Chief Executive Officer. The Compensation Committee also made recommendations to the Board as to each element of compensation for our Chief Executive Officer, which recommendations were reviewed and approved by the independent members of the Board.

Elements of Our Compensation Program and How Each Element is Chosen

The key elements of our compensation program for executives and employees consist of base salary, annual cash incentives and long-term equity incentives. Our compensation package also includes a comprehensive benefits package of healthcare, disability and insurance coverage as well as a 401(k) plan. Our equity and retirement plans have vesting schedules to encourage employee retention and a long-term commitment towards advancing our corporate objectives. The elements of our compensation programs are varied to achieve the following balances:

•	Fixed and variable compensation to reward individual and corporate performance;
•	Cash and equity compensation to align an executive’s performance with our stockholders’ interests; and
•	Short and long-term compensation to encourage retention and reward long-term service.

Base Salary

Base salaries for executive officers and other officers are targeted at a competitive market level, which in 2016 was the 50th percentile of the Radford and the Peer Data for executives in the U.S. and the

75th percentile of the AON survey for executives in China, on a position-by-position basis with individual variations explained by differences in experience, skills and sustained performance. The Compensation Committee reviews the executive officers’ salaries on an annual basis.

In consultation with the Compensation Committee, the Company determined to increase overall employee salaries for fiscal 2016 for merit, promotion and market adjustments by approximately 4% in the U.S., 5% in Hong Kong and 8.5% in China.

When setting each element of compensation for fiscal 2016, the Compensation Committee discussed the Company’s overall salary increases for the fiscal year, the Setren report described above, the summary survey data included in the report as it relates to each of our executive officers, and for the executive officers other than himself, the recommendations of our Chief Executive Officer.

For Dr. Blobel, the Compensation Committee approved an approximately 8% increase in his salary which continued to be less than the 50th percentile of the peer companies included in the Peer Data.

Name	2015 Base Salary ($)	2016 Base Salary ($)	% Increase
Friedhelm Blobel, Ph.D.	600,000	650,000	8%
Wilson W. Cheung	374,325	391,170	5%
Robert King, Ph.D.	333,632	346,977	4%
Lan Xie	296,973	299,991	1%
Hong Zhao	457,379	466,695	2%

As discussed in the footnotes to the 2016 Summary Compensation Table, Ms. Xie and Mr. Zhao are paid in Chinese Yuan Renminbi (“RMB”). In RMB, Ms. Xie’s base salary increased 6% between fiscal 2015 and fiscal 2016. However, as a result of exchange rate fluctuations between the U.S. dollar and RMB, when reported in U.S. dollars, the percentage increase of Ms. Xie’s base salary was 1%. In RMB, Mr. Zhao’s base salary increased 7%, between fiscal 2015 and fiscal 2016. However, as a result of exchange rate fluctuations between the U.S. dollar and RMB, when reported in U.S. dollars, the percentage increase of Mr. Zhao’s base salary was 2%.

Annual Cash Incentives

We provide annual cash incentives in the form of cash bonuses intended to motivate employees to achieve our overall corporate goals and their individual employee objectives. For executive officers, these annual cash incentives are paid pursuant to our executive incentive plan. Incentive bonuses are based on a percentage of cash compensation and account for a significant percentage of each executive officer’s potential compensation, putting a significant percentage of total compensation at risk based on achievement of both corporate and individual objectives. Executive officers may earn up to 150% of their individual cash incentive target depending upon the Compensation Committee’s assessment of performance in relation to their predetermined objectives. Our other employees are also eligible to receive annual cash incentives, which typically account for a smaller percentage of total compensation.

At the beginning of each fiscal year, the Compensation Committee reviews each officer’s annual cash incentive targets, determined as a percentage of base salary and determines whether to adjust such targets. For newly hired executives, the Compensation Committee reviews and considers the terms of their proposed offers and approves the elements of their compensation at the time of their offer of employment. The percentages for the cash incentive plan for fiscal 2016 were 60% of base salary for Dr. Blobel, 40% of base salary for Mr. Cheung, 35% of base salary for Dr. King, 35% of base salary for Ms. Xie and 40% of base salary for Mr. Zhao. Commencing in the last quarter of each fiscal year, the Compensation Committee, in conjunction with the Board and CEO, develops our overall corporate objectives for the next fiscal year and weights the value of each of those objectives, finalizing the corporate objectives in the first quarter of the next fiscal year. The corporate objectives serve as the individual objectives for Dr. Blobel. The other Named Executive Officers’ goals are proposed by Dr. Blobel and reviewed and approved by the Compensation Committee after the corporate objectives have been determined. Generally, each of the Named Executive Officer’s goals relate to the achievement of our corporate goals, but executives may have goals that vary from the corporate goals based upon their individual responsibilities. Financial objectives in both the corporate and individuals goals are determined in a manner consistent with the Company’s annual operating budget. In particular as to any financial goals as to which the Company provides guidance, the related corporate or individual objective is set within the range of our initial guidance first published for that fiscal year. Our corporate goals include goals for implementation and improvement of our compliance program.

The Company maintains an executive incentive plan related to bonus payments. In order for any bonus to be paid under our executive incentive plan, the Compensation Committee must determine that total achievement against goals is at least 60%, (ii) the Compensation Committee may make discretionary bonus awards of up to 25% of the executive’s target bonus for unanticipated outstanding achievement and (iii) the total pay-out under the plan may not exceed 150% of the target amount. The actual cash incentive award earned is determined by the Compensation Committee’s judgment in its discretion of the relative attainment of our overall corporate performance objectives, the relative attainment of individual employee performance objectives, and the individual’s performance in relation to the objectives subject to targeted overall compensation. Some of these judgments are subjective. However, the Compensation Committee is increasingly using formulas for determining the amount of bonus to be awarded in the case of over or under achievement against goals, and particularly financial goals. In addition, while the Compensation Committee’s decisions are focused primarily upon the achievement against specific goals, it does consider its overall assessment of corporate performance and individual performance in the process of making final decisions as to bonus awards. Cash incentive awards are typically paid in the year following the year for which performance is evaluated.

Our corporate objectives for fiscal 2016, which were also Dr. Blobel’s objectives, were as follows, weighted as indicated:

Corporate Objectives	Weight
• Achieve (i) revenues in excess of $167.0 million and (ii) target ZADAXIN sales	30%
• Achieve non-GAAP operating profit of $35.2 million and non-GAAP operating cashflow in excess of $27.0 million	25%
• Achieve organizational targets	10%
• Achieve business development goals	15%
• Achieve product development goals	20%

Achievement of our corporate objectives for 2016 was also subject to a gating requirement that the Company meets internal compliance goals, including continued efforts to strengthen the Company’s compliance environment and continued cooperation with the government investigations conducted by the SEC and Department of Justice, which were fully resolved in February 2016. The Compensation Committee determined that the Company met the gating requirement.

Decisions regarding compensation of our other Named Executive Officer’s goals are based on the officer’s achievements with respect to their individual goals, and, with respect to our corporate goals, individual achievements in support of the corporate goals. In some cases, in evaluating the individual officers, achievement goals are adjusted to reflect changes in key assumptions or external factors impacting the business.

The following is a summary of the key individual goals for 2016 for each of our other Named Executive Officers:

Executive Officer	Summary of Key Individual Goals	Weight
Wilson W. Cheung	• Achieve a year-end target for the combination of cash balance and investments above $126.3 million	10%
	• Achieve non-GAAP operating profit of $35.2 million and an operating cash flow in excess of $27.0 million	25%
	• Achieve financial and management reporting project targets	15%
	• Manage information technology projects	10%
	• Maintain effective internal controls	20%
	• Increase investor relations activities and relationships with analysts	20%
Lan Xie	• Achieve revenues in excess of $161.2 million in China	10%
	• Achieve China non-GAAP operating net profit in excess of $62.7 million	30%
	• Achieve improvements to the China control environment	10%
	• Achieve entity consolidation project	10%
	• Achieve organizational goals	20%
	• Complete administrative finance projects	20%
Hong Zhao	• Achieve (i) revenues in China of $161.2 million and (ii) target ZADAXIN sales	35%
	• Achieve non-GAAP operating income in China of $62.7 million	20%
	• Achieve organizational goals	15%
	• Achieve business and product development goals	30%

(1)	Dr. King, our former executive officer, departed in early 2017 and received no bonus under our executive incentive plan. Mr. King had goals similar to the goals of our other named executive officers.

The target levels for these performance measures may be expressed on an absolute basis or relative to a standard specified by the Compensation Committee. The degree of attainment of financial performance measures will be calculated in accordance with the written goal but prior to the accrual or payment of any performance award for the same performance period and excluding the effect (whether positive or negative) of changes in accounting standards or any unusual or infrequently occurring event or transaction occurring after the establishment of the performance goals applicable to a performance award. A goal may be based upon generally accepted accounting principles (“GAAP”) or according to criteria established by the Compensation Committee, may exclude certain items. For purposes of calculating achievement of the non-GAAP net operating profit and non-GAAP cash flow goals for fiscal 2016, the Compensation Committee determined that amounts relating to the stock-based compensation, the strategic review expenses, and upfront and milestone fees related to in-licensing were excluded.

The Compensation Committee made the following determinations with respect to achievement of corporate goals and individual goals for fiscal 2016. With respect to the performance of Mr. Cheung, Ms. Xie, and Mr. Zhao, the Compensation Committee relied primarily on Dr. Blobel’s assessment of their performance as to goals other than our revenue and net operating profit goals.

Financial Goals.  The Compensation Committee determined that we achieved our revenue goals worldwide, including our revenue goals in China, exceeded the minimum goal for ZADAXIN sales and exceeded our year end cash balance and investment goal. Based upon formulas for these financial goals, Dr. Blobel, Ms. Xie, and Mr. Zhao received 114.3%, 106%, and 111.1% credit, respectively, for their revenue and ZADAXIN sales goals. Dr. Blobel, Mr. Cheung, Ms. Xie, and Mr. Zhao received 150%, 150%, 136%, and 136% credit, respectively, for their non-GAAP operating net profit goals. Dr. Blobel and Mr. Cheung received 150% and 111% credit, respectively, for their cash, cash flow and investments goals.

Business Development Goals.  The Compensation Committee determined that Dr. Blobel and Mr. Zhao received 113.3% and 107% credit, respectively, for achievement of their business development goals.

Product Development Goals.  The Compensation Committee determined that Dr. Blobel and Mr. Zhao received 65% and 60 – 105%, respectively, for achievement of their product development goals.

Organizational Goals.  The Compensation Committee determined that we made progress in our human resources and corporate structuring goals. As a result, Ms. Xie received 50 – 100%, and Mr. Zhao received 100 – 140% credit for those portions of their individual goals.

Internal Controls, Compliance and Audit Goals.  The Compensation Committee determined that we had implemented and executed satisfactory internal control and audit programs that substantially met or exceeded our goals. As a result, Mr. Cheung received 125% credit for his internal control and audit goals. Ms. Xie received 50% credit for her internal control and compliance goals.

Other Goals.  The Compensation Committee reviewed each of the other goals and determined that Dr. Blobel received 120% credit for his other goals, Mr. Cheung received 90 – 100% related to his other goals, and Ms. Xie received 100% credit related to her other goals. Dr. Blobel, Mr. Cheung, Ms. Xie and Mr. Zhao also received credit equal to 16%, 13%, 14% and 20% respectively of their total target bonus amounts based upon overall exceptional performance.

The Compensation Committee reviewed its initial assessment of achievement against our Corporate Objectives with the Board before making a final determination as to Dr. Blobel’s bonus.

Based on the assessments of the achievement in 2016 of the corporate performance objectives and the individual objectives described above, the Compensation Committee approved a $507,000 bonus for Dr. Blobel (78% of his base salary compared to his target of 60%), a $203,408 bonus for Mr. Cheung (52% of his base salary, compared to his 40% target), a $109,949 bonus for Ms. Xie (38.5% of her base salary, compared to her 35% target), and a $232,659 bonus for Mr. Zhao (52% of his base salary, compared to his 40% target).

Ms. Xie and Mr. Zhao’s bonuses earned as a percentage of base salary of 38.5% and 52%, respectively, were calculated based on RMB. However, as a result of exchange rate fluctuations between the U.S. dollar and RMB, when reported in U.S. dollars, the percentage of bonuses earned compared to base salary was 37% for Ms. Xie and was 50% for Mr. Zhao.

Long-Term Incentives for the CEO

In 2016, the Compensation Committee determined that the best way to continue to align Dr. Blobel’s long-term incentive with the interests of the stockholders was to award Dr. Blobel a combination of restricted stock units and stock options. Based upon the recommendation of the Compensation Committee, the Board determined to grant Dr. Blobel 20,000 restricted stock units effective as of March 15, 2016, that will vest in four equal annual installments on the anniversaries of the grant date. The Board also determined to grant Dr. Blobel 140,000 options to purchase common stock of the Company subject to time-based vesting over four years. The vesting of RSUs and options is contingent upon Dr. Blobel’s continued employment.

The vesting of all restricted stock units, granted to Dr. Blobel will accelerate upon the same terms and conditions as the stock options as set forth in the agreements described below under “Potential Payments upon Termination or Change-in-Control.”

Long-Term Equity Incentives

We provide long-term equity incentives to motivate employees to achieve individual and corporate objectives and align interests of employees with those of stockholders. Our long-term equity incentives for executive officers and employees currently consist of options and restricted stock unit awards granted under our equity plans. Stock options granted under equity plans to our Named Executive Officers generally vest over a four-year period, providing incentive to create value for our stockholders over the long-term since the full benefit of the option cannot be realized unless the employee remains with us and stock price appreciation occurs over a number of years. Restricted stock unit awards granted to our Named Executive Officers generally vest in four equal annual installments on the anniversaries of the grant date or on such later date as the Company’s trading window opens if it is not open on any vesting date.

The Compensation Committee has typically granted equity awards to executive employees upon commencement of employment and has granted additional equity awards following a significant change in job responsibility, scope or title or a particularly noteworthy corporate or individual achievement. For any newly-hired executive officer, any promotion to executive officer or any other grant to executive officers, the Compensation Committee makes its determinations after analyzing comparable compensation data from biotechnology companies, as described above under “Independent Compensation Consultants, Peer Group Selection and Benchmarking.” In addition, as part of our annual compensation review, key employees of the Company, including our executives, are generally awarded a stock option or other equity grant. During 2016, our executive officers were each granted equity awards based on the Committee’s evaluation of prior and anticipated individual contribution to the performance of the Company.

The Board’s policy is that the grant date of equity awards granted at a meeting of the Compensation Committee or the Board held between the end of any fiscal quarter and the public announcement of the financial results of such quarter be a pre-determined number of days after such public announcement of financial results. The Board’s grants of options in 2014, 2015 and 2016 complied with this policy.

Effective March 15, 2016, the Compensation Committee approved RSU grants to Mr. Cheung, Ms. Xie, and Mr. Zhao, for 12,000 shares, 4,000 shares, and 12,000 shares, respectively, that will vest in four equal annual installments on the anniversaries of the grant date. Effective March 15, 2016, the Compensation Committee approved option grants to Mr. Cheung, Ms. Xie, and Mr. Zhao, for 84,000 shares, 28,000 shares, and 84,000 shares, respectively. All of these option grants are subject to SciClone’s standard vesting schedule for time-based vesting. All RSU and option grants vest contingent upon the executive’s continued employment. All of these option grants are subject to SciClone’s standard vesting schedule for time-based vesting. All RSU and option grants vest contingent upon the executive’s continued employment.

At present, we do not have any equity or security ownership requirements for our executive officers.

Retention Incentives

In addition, in August 2016, in connection with the Company’s termination of its active strategic review process, the Board of Directors of the Company approved a retention program to provide incentives for key employees, including certain named executive officers, to remain with the Company and to reward them for their continuing efforts. The retention plan provides that if that Dr. Blobel, Mr. Cheung, Dr. King, Ms. Xie and Mr. Zhao remain with SciClone through April 30, 2017, in the case of Dr. Blobel, or December 31, 2016 for the others, such officer will receive a cash payment of $487,500, $195,585, $173,489, $81,594 and $235,742, respectively. The Board has additionally approved RSU grants of 40,000 RSUs for Dr. Blobel and 30,000 RSUs for each of Mr. Cheung and Mr. Zhao and 10,000 RSUs for Ms. Xie, in each case vesting on August 15, 2017.

Change in Control and Termination Benefits

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable upon termination in certain situations. All such benefits extended to our executive officers are approved by the Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with other biotechnology companies of similar size with which we compete for talent. All such agreements with the Named Executive Officers are described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this Proxy Statement.

We have entered into Employee Retention Agreements with our executive officers with the goal of retaining such executive officers during the pendency of a proposed change in control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the Employee Retention Agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the executive officers’ interests with those of our stockholders in change in control transactions. A description of the terms and conditions of such Employee Retention Agreements is set forth in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this Proxy Statement.

Tax Considerations

In its deliberations regarding compensation for 2016, the Compensation Committee considered the impact of Section 162(m) of the Internal Revenue Code, which disallows a deduction for any publicly-held corporation for payment of individual compensation exceeding $1,000,000 in any taxable year to the Chief Executive Officer or any of three other most highly compensated executive officers (excluding the principal financial officer), unless such compensation meets the requirements for the performance-based exception to the general rule. Income resulting from options and performance-based restricted stock unit awards granted under the 2005 and 2015 Equity Incentive Plans should qualify for this exception. The Compensation Committee intends to continue to consider the impact of Section 162(m) on the deductibility of future executive compensation but reserves the right to provide for compensation to executive officers that may not be fully deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2016 and this Proxy Statement. The material in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, will be deemed “furnished” in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2016, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as a result of furnishing the disclosure in this manner.

Respectfully submitted by the Compensation Committee,

Gregg A. Lapointe, Richard J. Hawkins, and Simon Li

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2016, 2015 and 2014 by our Named Executive Officers:

Name	Year	Salary ($)(1)		Bonus ($)(2)		Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Friedhelm Blobel, Ph.D. President and Chief Executive Officer (Principal Executive Officer)	2016	650,000		—		598,800		566,580	507,000	—	16,191	(6)	2,338,571
	2015	600,000		61,200	(7)	1,858,475	(8)	586,670	406,800	—	16,191		3,529,336
	2014	566,500		—		31,640		459,080	441,870	—	15,691		1,514,781
Wilson W. Cheung Chief Financial Officer and Senior Vice President, Finance (Principal Financial Officer)	2016	391,170		195,585	(9)	421,740		339,948	203,408	—	9,810		1,561,661
	2015	374,325		—		946,898	(10)	352,002	194,649	—	9,810		1,877,684
	2014	356,500		—		—		160,678	202,380	—	6,810		726,368
Robert King, Ph.D. Former Senior Vice President, Product Development & Supply Chain	2016	346,977		173,489	(9)	63,840		198,303	—	—	13,242		795,851
	2015	333,632		—		70,640		234,668	138,958	—	13,242		791,140
Lan Xie(11) Vice President Fnance, China Chief Financial Officer	2016	299,991	(12)	81,594	(13)	140,580		113,316	109,949	—	3,364		748,794
	2015	296,973	(14)	—		35,320		117,334	105,388	—	3,104		558,119
	2014	276,837	(15)	24,297	(16)	—		91,816	113,737	—	2,774		509,461
Hong Zhao(11) Chief Executive Officer, China Operations	2016	466,695	(17)	235,742	(18)	421,740		339,948	232,659	—	696		1,697,480
	2015	457,379	(19)	—		946,898	(10)	352,002	230,383	—	847		1,987,509
	2014	423,810	(20)	119,590		—		229,540	219,230	—	840		993,010

(1)	Reflects annual base salary for 2016, 2015 and 2014 respectively, and includes amounts (if any) deferred at the Named Executive Officer’s option under our 401(k) plan.
(2)	Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to the amount (if any) earned under our executive incentive plan. See “Compensation Disclosure and Analysis-Overview.”
(3)	Represents the aggregate grant-date fair value of the restricted stock units awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Notes to our Consolidated Financial Statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K for such fiscal year. The aggregate grant-date fair value of the performance-based restricted stock unit awards included for each applicable fiscal year is calculated in accordance with FASB ASC 718 based on the probable outcome of the attainment of one or more pre-established performance objectives, excluding the impact of estimated forfeitures.
(4)	Represents the aggregate grant-date fair value of the stock options awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Notes to our Consolidated Financial Statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K for such fiscal year. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.
(5)	Reflects incentive cash compensation earned by our executive officers under our executive incentive plan for performance in the year indicated, although such non-equity incentive plan compensation is generally paid in the year following performance.
(6)	This amount represents (i) $12,000 for matching contributions under our 401(k) plan and (ii) $4,191 for life insurance premiums.
(7)	For 2015, Dr. Blobel received a bonus amount of $61,200 for his additional responsibilities assumed and his overall exceptional performance during the fiscal year ended December 31, 2015, as determined by the Compensation Committee. Although the bonus was related to performance for the year ended December 31, 2015, the amount was paid to Dr. Blobel in 2016.
(8)	Includes a performance restricted stock unit award having a grant-date fair value of $336,375 based upon the probable outcome of the performance conditions. The value of the award at its grant date is $1,345,500 assuming that the highest level of performance conditions will be achieved.
(9)	For 2016, Mr. Cheung, and Dr. King’s bonus amounts reflect a retention bonus paid in 2016 as determined by the Compensation Committee.
(10)	For Mr. Cheung and Mr. Zhao includes performance restricted stock unit awards having grant-date fair values of $168,188 for each based upon the probable outcome of the performance conditions. The value of each award at its grant date is $672,750 assuming that the highest level of performance conditions will be achieved.
(11)	The Company generally sets and pays cash-based compensation (including for all of our Named Executive Officers) in the local currency of the country of service. Accordingly, Ms. Xie and Mr. Zhao are paid in RMB and the U.S. dollar amounts disclosed for fiscal 2016, 2015 and 2014 have been converted from RMB. Fiscal salary and other compensation amounts were converted using an average exchange rate and non-equity incentive compensation was converted using the exchange rate as of December 31 for the fiscal year of performance. Restricted stock unit and option awards are valued in U.S. dollars; therefore, no foreign currency conversion occurs. Other bonus amounts were converted to RMB at exchange rates applicable at the time of payment.
(12)	For 2016, Ms. Xie’s salary amount of $299,991 includes $195,465 of salary and $104,526 for rent and living expenses.
(13)	For 2016, Ms. Xie’s bonus amount of $81,594 reflects a retention bonus as determined by the Compensation Committee. Although the amount related to service provided in 2016, the amount is expected to be paid to Ms. Xie in March 2017.
(14)	For 2015, Ms. Xie’s salary amount of $296,973 includes $193,240 of salary and $103,733 for rent and living expenses.
(15)	For 2014, Ms. Xie’s salary amount of $276,837 includes $179,807 of salary and $97,030 for rent and living expenses.
(16)	For 2014, Ms. Xie’s bonus amount of $24,297 reflects a discretionary bonus payment as approved by the Board of Directors.
(17)	For 2016, Mr. Zhao’s salary amount of $466,695 includes $367,560 of salary and $99,135 for rent and living expenses.
(18)	For 2016, Mr. Zhao’s bonus amount of $235,742 reflects a retention bonus as determined by the Compensation Committee. Although the amount related to service provided in 2016, the amount is expected to be paid to Mr. Zhao in March 2017.
(19)	For 2015, Mr. Zhao’s salary amount of $457,379 includes $353,166 of salary and $104,213 for rent and living expenses.
(20)	For 2014, Mr. Zhao’s salary amount of $423,810 includes $318,075 of salary and $105,735 for rent and living expenses.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards, granted during the fiscal year ended December 31, 2016 to our Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Friedhelm Blobel, Ph.D.
Bonus Plan			234,000	390,000	585,000
Stock Award(3)	3/15/2016	2/24/2016				20,000			182,400
Stock Award(4)	8/12/2016	8/3/2016				40,000			416,400
Option Award(5)	3/15/2016	2/24/2016					140,000	9.12	566,580
Wilson W. Cheung
Bonus Plan			93,881	156,468	234,702
Stock Award(3)	3/15/2016	2/24/2016				12,000			109,440
Stock Award(4)	8/12/2016	8/3/2016				30,000			312,300
Option Award(5)	3/15/2016	2/24/2016					84,000	9.12	339,948
Robert King, Ph.D.			72,865	121,442	182,163
Bonus Plan
Stock Award(3)	3/15/2016	2/24/2016				7,000			63,840
Option Award(5)	3/15/2016	2/24/2016					49,000	9.12	198,303
Lan Xie			62,998	104,997	157,495
Stock Award(3)	3/15/2016	2/24/2016				4,000			36,480
Stock Award(4)	8/12/2016	8/3/2016				10,000			104,100
Option Award(5)	3/15/2016	2/24/2016					28,000	9.12	113,316
Hong Zhao			112,007	186,678	280,017
Bonus Plan
Stock Award(3)	3/15/2016	2/24/2016				12,000			109,440
Stock Award(4)	8/12/2016	8/3/2016				30,000			312,300
Option Award(5)	3/15/2016	2/24/2016					84,000	9.12	339,948

(1)	These columns show the threshold, target and maximum potential payouts under our executive incentive plan for each of the Named Executive Officers. The threshold payouts, target payouts and maximum payouts listed represent the threshold, target and maximum amounts payable based upon achievement of objectives established by the Compensation Committee at the beginning of each fiscal year and described above in the section entitled “Compensation Discussion and Analysis—Elements of Compensation and How Each Element is Chosen, Annual Incentive Compensation.” Actual payouts under the executive incentive plan for the fiscal years ended December 31, 2014, 2015 and 2016 are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)	Represents the aggregate grant-date fair value of the stock and options awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Notes to our Consolidated Financial Statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K for such fiscal year. The actual value, if any, that an executive may realize on each option award will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(3)	Represents a restricted stock unit award that will vest 25% on March 15, 2017, 25% on March 15, 2018, 25% on March 15, 2019, and 25% on March 15, 2020, contingent upon the executive’s continued employment.
(4)	Represents a restricted stock unit award that will vest 100% on August 15, 2017, contingent upon the executive’s continued employment.
(5)	Amounts shown represent options issued under our 2015 Equity Incentive Plan. Contingent upon the executive’s continued employment, one-quarter of the options vest twelve months following the grant date and the balance vest monthly over the following three years. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years.

The equity awards granted to all of our Named Executive Officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our Named Executive Officers is included in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our Named Executive Officers and outstanding as of December 31, 2016.

Outstanding Equity Awards at December 31, 2016

Name	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards
		Exercisable	Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options							Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Friedhelm Blobel, Ph.D.	3/18/2008	40,000	—	—		1.81	3/18/2018	—		—	—		—
	3/6/2009	100,000	—	—		1.08	3/6/2019	—		—	—		—
	3/5/2010	300,000	—	—		3.55	3/5/2020	—		—	—		—
	5/12/2011	150,000	—	—		5.13	5/12/2021	—		—	—		—
	3/15/2012	200,000	—	—		6.22	3/15/2022	—		—	—		—
	4/4/2013	183,333	16,667	—		4.53	4/4/2023	—		—	—		—
	3/14/2014	137,500	62,500	—		4.52	3/14/2024	—		—	—		—
	3/16/2015	61,250	78,750	—		8.83	3/16/2025	—		—	—		—
	3/15/2016	—	140,000	—		9.12	3/15/2026
	3/16/2015	—	—	—		—	—	15,000		162,000	—		—
	4/3/2015	—	—	—		—	—	100,000	(4)	1,080,000	—		—
	3/15/2016	—	—	—		—	—	20,000	(5)	216,000	—		—
	8/12/2016	—	—	—		—	—	40,000	(6)	432,000	—		—
	4/3/2015	—	—	—		—	—	—		—	37,500	(7)	405,000
Wilson W. Cheung	8/9/2013	2,083	7,292	—		5.97	8/9/2023	—		—	—		—
	3/14/2014	2,917	21,875	—		4.52	3/14/2024	—		—	—		—
	3/16/2015	36,750	47,250	—		8.83	3/16/2025	—		—	—		—
	3/15/2016	—	84,000	—		9.12	3/15/2026
	8/9/2013	—	—	—		—	—	12,500	(8)	135,000	—		—
	3/16/2015	—	—	—		—	—	9,000		97,200	—		—
	4/3/2015	—	—	—		—	—	50,000	(4)	540,000	—		—
	3/15/2016	—	—	—		—	—	12,000	(5)	129,600	—		—
	8/12/2016	—	—	—		—	—	30,000	(6)	324,000	—		—
	4/3/2015	—	—	—		—	—	—		—	18,750	(7)	202,500
Robert King, Ph.D.	6/1/2011	60,000	—	—		5.76	6/1/2021	—		—	—		—
	4/4/2013	45,833	4,167	—		4.53	4/4/2023	—		—	—		—
	3/14/2014	8,333	25,000	—		4.52	3/14/2024	—		—	—		—
	3/16/2015	24,500	31,500	—		8.83	3/16/2025	—		—	—		—
	3/15/2016	—	49,000			9.12	3/15/2026	—		—	—		—
	3/16/2015	—	—	—		—	—	6,000		64,800	—		—
	3/15/2016	—	—	—		—	—	7,000	(6)	75,600	—		—
Lan Xie	4/4/2013	1,250	1,250	—		4.53	4/4/2023	—		—	—		—
	3/14/2014	4,167	12,500	—		4.52	3/14/2024	—		—	—		—
	3/16/2015	2,917	15,750	—		8.83	3/16/2025	—		—	—		—
	3/15/2016	—	28,000	—		9.12	3/15/2026	—		—	—		—
	3/16/2015	—	—	—		—	—	3,000		32,400	—		—
	3/15/2016	—	—	—		—	—	4,000	(5)	43,200	—		—
	8/12/2016	—	—	—		—	—	10,000	(6)	108,000	—		—
Hong Zhao	4/1/2013	—	—	50,000	(9)	4.62	4/1/2023	—		—	—		—
	3/14/2014	58,750	31,250	—		4.52	3/14/2024	—		—	—		—
	3/16/2015	36,750	47,250	—		8.83	3/16/2025	—		—	—		—
	3/15/2016	—	84,000	—		9.12	3/15/2026	—		—	—		—
	4/1/2013	—	—	—		—	—	12,500	(10)	135,000	—		—
	3/16/2015							9,000		97,200	—		—
	4/3/2015	—	—	—		—	—	50,000	(4)	540,000	—		—
	3/15/2016	—	—	—		—	—	12,000	(5)	129,600
	8/12/2016	—	—	—		—	—	30,000	(6)	324,000
	4/3/2015	—	—	—		—	—	—		—	18,750	(7)	202,500

(1)	Except as otherwise noted, each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter, contingent upon the executive’s continued employment. Vesting may accelerate under certain circumstances for certain options, as described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.
(2)	Except as otherwise noted, each stock award vests in four equal annual installments on the anniversaries of the grant date or on such later date as the Company’s trading window opens if it is not open on any vesting date, contingent upon the executive’s continued employment.
(3)	Assumes a price per share of our common stock equal to $10.80, the closing market price on December 31, 2016.
(4)	Dr. Blobel, Mr. Cheung and Mr. Zhao were granted restricted stock units that will vest at the rate of 33.33% on January 4, 2016, 33.33% on January 3, 2017, and 33.34% on January 2, 2018, or on such later date thereafter as the Company’s trading window opens if it is not open any vesting date, contingent upon the executive’s continued employment
(5)	Dr. Blobel, Mr. Cheung, Ms. Xie and Mr. Zhao were granted restricted stock units that will vest at the rate of 25% on March 15, 2017, 25% on March 15, 2018, 25% March 15, 2019, and 25% on March 15, 2020, contingent upon the executive’s continued employment.
(6)	Dr. Blobel, Mr. Cheung, Ms. Xie and Mr. Zhao were granted restricted stock units that will vest at the rate of 100% on August 15, 2017, contingent upon the executive’s continued employment.
(7)	Dr. Blobel, Mr. Cheung and Mr. Zhao were granted restricted stock unit awards with performance-based vesting as described in “Elements of Our Compensation Program and How Each Element is Chosen—Long-Term Incentives for the CEO” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.
(8)	Mr. Cheung’s restricted stock unit award vests 12,500 shares on July 16, 2017, or on such later date thereafter as the Company’s trading window opens if it is not open such vesting date, contingent upon the executive’s continued employment.
(9)	Mr. Zhao received an option award subject to performance conditions that would have vested if 2016 China revenue met or exceeded specified levels.
(10)	Mr. Zhao’s restricted stock unit award vests 12,500 shares on April 1, 2017, or on such later date thereafter as the Company’s trading window opens if it is not open such vesting date, contingent upon the executive’s continued employment.

Option Exercises and Stock Vested During Last Fiscal Year

The following is a summary of options exercised and restricted stock units vested during the fiscal year ended December 31, 2016 for each Named Executive Officer.

Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Friedhelm Blobel, Ph.D.	1,020,000	(1)	9,570,991	58,500	(2)	608,985
Wilson W. Cheung	135,833		612,959	40,500	(3)	421,605
Robert King, Ph.D.	46,667		274,990	2,000		20,820
Lan Xie	31,832		137,513	1,000		10,410
Hong Zhao	—		—	40,500		421,605

No other options were exercised by our Named Executive Officers and no other shares of restricted stock units that were granted to our Named Executive Officers vested during 2016 other than those noted in the table above.

(1)	Dr. Blobel acquired 659,800 shares of which 405,770 shares were withheld to cover withholding tax obligations and the exercise price in connection with the exercise of the vested options.

(2)	Dr. Blobel acquired 58,500 shares of which 30,527 shares were withheld to cover tax obligations related to the vested restricted stock units.
(3)	Mr. Cheung acquired 40,500 shares of which 15,222 shares were withheld to cover tax obligations related to the vested restricted stock units.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of the Named Executive Officers that provide for payments or other benefits at, following, or in connection with retirement. We do not have any defined contribution or other plan with any of the Named Executive Officers that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change-in-Control

In June and July 2015, we entered into employee retention agreements with our Named Executive Officers that provide specified payments and benefits in the event of a termination of employment under specified circumstances or a change in control of SciClone. These employee retention agreements supersede prior employment or other agreements with the Named Executive Officers that provide payments and benefits under these circumstances, other than any equity award plan or agreement providing more favorable treatment upon a change in control.

Pursuant to the terms of Dr. Blobel’s employee retention agreement with us, in the event Dr. Blobel is terminated without Cause (as described in “Certain Definitions Used in Employee Retention Agreements” below), he will become entitled to the following severance payments and benefits provided that he releases all claims he may have against us and resigns from all positions with us and from the Board: (i) continued payment of his base salary for 12 months, (ii) a lump sum payment equal to a pro rata portion through his termination date of the average of his annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date, (iii) continued group health insurance coverage (or reimbursement of premiums he pays for COBRA continuation coverage) until the earlier of 12 months after his termination date or his commencement of new employment, and (iv) treatment of his equity awards in accordance with the applicable plan or award agreement.

If, within one year, following a Change in Control (as described in “Certain Definitions Used in Employee Retention Agreements” below), Dr. Blobel is terminated without Cause or resigns from his employment following Constructive Termination (as described in “Certain Definitions Used in Employee Retention Agreements” below), he will become entitled to the following severance payments and benefits provided that he releases all claims he may have against us and resigns from all positions with us and from the Board: (i) a lump sum payment equal to 150% of his annual base salary, (ii) a lump sum payment equal to 100% of the average of his annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date, (iii) vesting in full of all of his options and other equity awards (but excluding any such awards that are subject to performance-based vesting unless the terms of the applicable equity award agreement provides treatment that is more favorable) and all of his options will remain exercisable until the earlier of 12 months following his termination date or expiration of the option’s term, and (iv) continued group health insurance coverage (or reimbursement of premiums he pays for COBRA continuation coverage) until the earlier of 12 months after his termination date or his commencement of new employment.

Our employee retention agreement with Dr. Blobel provides that if his employment terminates under any of the foregoing circumstances he will be retained as an independent contractor to provide consulting services at our request for up to five hours per week for three months for a fee of $400 per hour, up to a maximum of $2,500 per day, plus reasonable out-of-pocket expenses, for actual services rendered.

If Dr. Blobel voluntarily resigns other than following Constructive Termination or is terminated for Cause, whether before or following a Change in Control, he will not be entitled to any severance payments or accelerated vesting of his equity awards.

In June and July 2015, we also entered into employee retention agreements with our other Named Executive Officers, Mr. Cheung, Mr. King, Ms. Xie and Mr. Zhao. These agreements provide that if the officer’s employment is terminated without Cause, the officer will become entitled to the following severance payments and benefits provided that he releases all claims he may have against us and resigns from all positions with us: (i) continued payment of the officer’s base salary for 12 months, (ii) a lump sum payment equal to 50% of the average (50% of the total in the case of Dr. King) of the officer’s annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date (or, in the case of Mr. Zhao, 50% of target bonus if no such annual bonuses have been paid), (iii) continued group health insurance coverage (or, in the cases of Messrs. Cheung and King, reimbursement of premiums the officer pays for COBRA continuation coverage) until the earlier of 12 months after his termination date or his commencement of new employment, and (iv) treatment of the officer’s equity awards in accordance with the applicable plan or award agreement.

In addition, the employee retention agreements with Mr. Cheung, Mr. King, Ms. Xie and Mr. Zhao, provide that if, within one year following a Change in Control, the officer is terminated without Cause or resigns from his employment following Constructive Termination, he will become entitled to the following severance payments and benefits provided that he releases all claims he may have against us and resigns from all positions with us: (i) a lump sum payment equal to 100% (200% in the case of Mr. Zhao) of his annual base salary, (ii) a lump sum payment equal to 50% of the average (50% of the total in the case of Dr. King) of his annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date (or, in the case of Mr. Zhao, 50% of target bonus if no such annual bonuses have been paid), (iii) vesting in full of all of his options and other equity awards (but excluding any such awards that are subject to performance-based vesting unless the terms of the applicable equity award agreement provides treatment that is more favorable) and all of his options will remain exercisable until the earlier of 12 months following his termination date or expiration of the option’s term, and (iv) continued group health insurance coverage (or, in the cases of Messrs. Cheung and King, reimbursement of premiums the officer pays for COBRA continuation coverage) until the earlier of 12 months after his termination date or his commencement of new employment.

Our employee retention agreements with Mr. Cheung, Mr. King, Ms. Xie and Mr. Zhao provide that if the officer’s employment terminates under any of the foregoing circumstances he will be retained as an independent contractor to provide consulting services at our request for up to eight hours per week for six months (12 months in the case of Dr. King) for a fee of $1,000 per eight hour day, plus reasonable out-of-pocket expenses, for actual services rendered.

The employee retention agreements with all of our Named Executive Officers provide that if, in connection with a Change in Control, the successor company or its parent fails to assume or continue any then-outstanding equity award held by the officer or substitute a substantially equivalent equity award, then the vesting of the outstanding equity award will be accelerated in full, subject to consummation of the Change in Control. However, the employee retention agreements provide that they will not supersede any treatment more favorable to the officer that is provided under any other applicable plan or equity award agreement.

Certain Definitions Used in Employee Retention Agreements

For the Employee Retention Agreements for Dr. Blobel, Mr. Cheung, Dr. King, Ms. Xie, and Mr. Zhao:

(1) “Change in Control” means any of the following:

•	a merger or other transaction in which we or substantially all of our assets are sold or merged and as a result of such transaction, the holders of our common stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation;
•	the election of nominees constituting a majority of the Board which nominees were not approved by a majority of the Board prior to such election; or
•	the acquisition by a third party of twenty percent (20%) or more of our outstanding shares which acquisition was without the approval of a majority of the Board in office prior to such acquisition.

(2) “Cause” means any of the following by the officer:

•	theft, dishonesty, misconduct or falsification of any records;

•	misappropriation or improper disclosure of confidential or proprietary information;
•	any intentional action which has a material detrimental effect on the reputation or business of the Company, its successor any subsidiary of the Company or its successor;
•	failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure, such failure or inability;
•	any material breach of any employment agreement, which breach is not cured pursuant to the terms of such agreement; or
•	the conviction of any criminal act which impairs the officer’s ability to perform the officer’s duties.

(3) “Constructive Termination” means any of the following:

•	without the officer’s express written consent, the assignment of any title or duties, or any limitation of responsibilities, that are substantially inconsistent with the officer’s title(s), duties, or responsibilities immediately prior to the date of the Change in Control;
•	without the officer’s express written consent, the relocation of the principal place of employment, following the Change in Control, to a location that is more than fifty (50) miles from the principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding than such travel requirements existing immediately prior to the date of the Change in Control;
•	any failure, following the Change in Control, to pay, or any material reduction of, (1) the base salary in effect immediately prior to the date of the Change in Control, or (2) bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned), unless base salary and/or bonus reductions comparable in amount and duration are concurrently made for a majority of our other employees who have substantially similar titles and responsibilities; and
•	any failure, following the Change in Control, to (1) continue to provide the opportunity to participate, on terms no less favorable than provided to persons holding comparable positions, in any benefit or compensation plans and programs, including, but not limited to, our life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the officer was participating immediately prior to the date of the Change in Control, or in substantially similar plans or programs, or (2) provide the officer with all other fringe benefits (or substantially similar benefits), including, but not limited to, relocation benefits which they were receiving immediately prior to the date of the Change in Control on the same basis as provided to persons holding comparable positions.

The following table describes our estimated potential payments and the estimated value of any accelerated vesting of stock options or restricted stock units to our Named Executive Officers upon a change in control of SciClone and/or termination of employment, assuming such change in control or termination of employment occurred on December 31, 2016. The amounts contained in the table are based on each Named Executive Officer’s period of employment and compensation as of December 31, 2016 and, where applicable, the closing price of our common stock on December 31, 2016. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on December 31, 2016 and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid and the value of any accelerated vesting of stock options or restricted stock units can be determined only at the time of a triggering event, and are dependent upon the facts and circumstances then applicable.

Potential Payments upon Termination or Change in Control

Name	Involuntary Termination Other Than For Cause(1)	Termination Following Change in Control(2)	Non-Assumption of Equity Awards Upon Change in Control(3)
Friedhelm Blobel, Ph.D.
Salary and bonus(4)	$1,137,500	$1,462,500	$—
Option and stock award vesting acceleration(5)	1,485,000	4,397,340	4,397,340
Post-termination consulting fees(6)	26,000	26,000	—
Health and welfare benefits(7)	13,209	13,209	—
Total	$2,661,709	$5,899,049	$4,397,340
Wilson W. Cheung
Salary and bonus(4)	$490,684	$490,684	$—
Option and stock award vesting acceleration(5)	742,500	2,442,598	2,442,599
Post-termination consulting fees(6)	26,000	26,000	—
Health and welfare benefits(7)	17,158	17,158	—
Total	$1,276,342	$2,976,440	$2,442,599
Robert King, Ph.D.
Salary and bonus(4)	$416,456	$416,456	$—
Option and stock award vesting acceleration(5)	—	467,902	467,902
Post-termination consulting fees(6)	52,000	52,000	—
Health and welfare benefits(7)	29,741	29,741	—
Total	$498,197	$966,099	$467,902
Lan Xie
Salary and bonus(4)	$352,095	$352,095	$—
Option and stock award vesting acceleration(5)	—	348,005	348,005
Post-termination consulting fees(6)	26,000	26,000	—
Health and welfare benefits(7)	27,600	27,600	—
Total	$405,695	$753,700	$348,005
Hong Zhao
Salary and bonus(4)	$582,455	$1,049,150	$—
Option and stock award vesting acceleration(5)	742,500	2,466,253	2,775,253
Post-termination consulting fees(6)	26,000	26,000	—
Health and welfare benefits(7)	24,620	24,620	—
Total	$1,375,575	$3,566,022	$2,775,253

(1)	Assumes termination without cause as of December 31, 2016 (the last business day of the last fiscal year), other than within one year after a change in control. As a condition to receiving any such benefits, the applicable Named Executive Officer is required to execute a general release of known and unknown claims in a form satisfactory to us and resign from all of the Named Executive Officer’s positions with us, including from the Board and any committees thereof on which the Named Executive Officer serves.
(2)	Assumes termination without cause or constructive termination as of December 31, 2016, within one year after a change in control. As a condition to receiving any such benefits, the applicable Named Executive Officer is required to execute a general release of known and unknown claims and resign from all of the Named Executive Officer’s positions with us, including from the Board and any committees thereof on which the Named Executive Officer serves.

(3)	Assumes non-termination as of December 31, 2016 (the last business day of the last fiscal year), after a change in control in which the surviving, continuing, successor, or purchasing corporation does not assume or continue the Company’s rights and obligations under a then-outstanding equity award or substitute for such equity award a substantially equivalent exercisability and settlement (as applicable) of such equity award.
(4)	The amounts listed in the column headed “Involuntary Termination Other Than For Cause” represent severance benefits under the Named Executive Officer’s employee retention agreement determined on the basis of salary and bonus, but do not include the payment of accrued salary and vacation that would be due upon termination of employment, and are not adjusted for any applicable tax withholding. The salary portion of the severance benefit is equal to 12 months of continued payment of the Named Executive Officer’s base salary in effect on December 31, 2016. The bonus portion of the severance benefit is equal to 50% (100% pro-rated to the separation date in the case of Dr. Blobel) of the average of the Named Executive Officer’s annual performance bonuses earned for the two most recent fiscal years (total of such bonuses for the two most recent fiscal years in the case of Dr. King) for which bonuses have been earned prior to the termination date.

The amounts listed in the column headed “Termination Following Change in Control” represent severance benefits under the Named Executive Officer’s employee retention agreement determined on the basis of salary and bonus, but do not include the payment of accrued salary and vacation that would be due upon termination of employment, and are not adjusted for any applicable tax withholding. The salary portion of the severance benefit is equal to 100% (150% and 200% in the cases of Dr. Blobel and Mr. Zhao, respectively) of the Named Executive Officer’s annual base salary in effect on December 31, 2016. The bonus portion of the severance benefit is equal to 50% (100% in the case of Dr. Blobel) of the average of the Named Executive Officer’s annual performance bonuses earned for the two most recent fiscal years (total of such bonuses for the two most recent fiscal years in the case of Dr. King) for which bonuses have been earned prior to the termination date.

(5)	The amounts listed in the column headed “Involuntary Termination Other Than For Cause” represent the value, based on the closing market price of $10.80 of our common shares on December 31, 2016, of the accelerated vesting of certain outstanding restricted stock unit awards held by the Named Executive Officer as of December 31, 2016 in accordance with the terms of such awards.

The amounts listed in the column headed “Termination Following Change in Control” represent the value, based on the closing market price of $10.80 of our common shares on December 31, 2016, of the accelerated vesting of all outstanding options and restricted stock unit awards held by the Named Executive Officer as of December 31, 2016 in accordance with the terms of the Named Executive Officer’s employee retention agreement or the award agreement, as applicable. The amount listed for Mr. Zhao excludes one outstanding performance-vesting option for 50,000 shares whose vesting would not accelerate pursuant to its terms. The values of the accelerated vesting of options have been reduced in each instance by the option’s exercise price.

The amounts listed in the column headed “Non-Assumption of Equity Awards Upon Change in Control” represent the value, based on the closing market price of $10.80 of our common shares on December 31, 2016, of the accelerated vesting of all outstanding options and restricted stock unit awards held by the Named Executive Officer as of December 31, 2016 in accordance with the terms of the Named Executive Officer’s employee retention agreement. The values of the accelerated vesting of options have been reduced in each instance by the option’s exercise price.

(6)	The amounts listed represent the maximum fees that could become payable under the Named Executive Officer’s employee retention agreement for the performance of consulting services following termination without cause or involuntary termination following a change in control. Dr. Blobel may be retained to provide consulting services for up to five hours per week for three months for a fee of $400 per hour, up to a maximum of $2,500 per day, plus reasonable out-of-pocket expenses. Mr. Cheung, Ms. Xie and Mr. Zhao may be retained to provide consulting services for up to eight hours per week for six months for a fee of $1,000 per day, plus reasonable out-of-pocket expenses. Dr. King may be retained to provide consulting services for up to eight hours per week for twelve months for a fee of $1,000 per day, plus reasonable out-of-pocket expenses.

(7)	The amounts listed represent the premium cost to continue the Named Executive Officer’s coverage under our existing health insurance plans, if permitted, or to reimburse the Named Executive Officer for health insurance premiums paid by the officer to obtain continued health insurance coverage (under COBRA in the case of Messrs. Blobel, Cheung and King, if eligible). The amount assumes our payment of all premiums necessary to cover the Named Executive Officer from January 1, 2017 to December 31, 2017 in effect as of January 1, 2017.

Transactions with Related Persons

Since January 1, 2016, there has not been, nor is there currently proposed, any transaction to which SciClone was or is to be a participant in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holder of more than 5% of our capital stock, or and any members of such person’s immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Person Transactions and Related Policies

Under the charter of the Audit Committee of our Board, the Audit Committee has the responsibility and duty to review and approve all transactions between the Company and related parties, other than those previously reviewed and approved by (i) an independent committee of the Board or (ii) an independent majority of the Board, after reviewing each such transaction for potential conflicts of interest and other improprieties.

Pursuant to our Corporate Code of Business Conduct and Ethics, and our related corporate policies, our executive officers and directors, including their immediate family members, are required to report any actual or potential conflict of interests to a supervisor, who in turn is required to refer all such reports to the Chief Executive Officer, the Chief Financial Officer or the Chair of the Audit Committee. Our Employee Handbook provides a non-exhaustive list of examples of actual or potential conflicts with respect to the persons subject to the Code of Conduct, including without limitation:

Receipt of improper personal benefits as a result of the person’s (or family member’s) position in SciClone;

•	Having a financial or personal interest in a competitor, vendor or customer (where the Audit Committee would need to review whether such financial or personal interest is significant enough to cause divided loyalty with us or the appearance of divided loyalty (the significance of a financial or personal interest depends on many factors, such as size of investment in relation to the person’s (or family member’s) income, net worth and/or financial needs, the person’s (or family member’s) potential to influence decisions that could impact interests, and the nature of the business or level of competition between us and the competitor, vendor or customer);
•	Benefiting personally from any transaction involving us, including from any “kickbacks”, gifts or otherwise;
•	Employing a relative of an employee of us, especially if the relative works in a direct supervisory relationship with the employee; or
•	Benefiting personally from any transaction involving us, including from any “kickbacks”, gifts or otherwise.

Employing a relative of an employee of us, especially if the relative works in a direct supervisory relationship with the employee Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the forms furnished to it and written representations from certain reporting persons, we believe that all filing requirements applicable to its executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with during 2016.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2016, we maintained four compensation plans that provide for the issuance of common stock to officers and other employees, directors and consultants. These consist of the SciClone Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan, the 2004 Outside Directors Stock Option Plan, the 2005 Equity Incentive Plan, and the 2015 Equity Incentive Plan. All of these plans have been approved by our stockholders. We do not currently maintain any compensation plans that have not been approved by the stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2016.

Plan Category	Number of shares to be issued upon exercise of outstanding options, vest of restricted stock units, warrants and rights (a)	Weighted-average exercise price of outstanding options, restricted stock units, warrants and rights ($) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders:
SciClone Pharmacetuicals, Inc.
2016 Employee Stock Purchase Plan(1)	—	—	2,398,138	(1)
2004 Outside Directors Stock Option Plan	537,500	4.42	—
2005 Equity Incentive Plan	3,697,952	5.87	—
2015 Equity Incentive Plan	1,925,500	9.64	4,798,424
Total	6,160,952	6.87	7,196,562

(1)	The SciClone Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan is a voluntary plan open to employees. This plan allows employees to elect payroll deductions which are used to purchase common stock directly from us.

COMPENSATION RISK ASSESSMENT

During 2016, we conducted a risk assessment of our compensation policies and practices. Included in the analysis were such factors as the behaviors being induced by our fixed and variable pay components, the balance of annual-term and long-term performance goals in our incentive compensation system and the alignment of our compensation structure with publicly stated corporate objectives and for strong alignment with the interests of stockholders. Our compensation risk is also mitigated by established limits on permissible incentive award levels, the oversight of our Compensation Committee and Board in the operation of our incentive plans and in strategic direction, the high level of Board involvement in approving material investments and capital expenditures, and our internal controls. Management presented the results of this assessment to the Compensation Committee for its review in early 2016 as part of its obligation to oversee our compensation risk assessment process.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee consists of four directors each of whom, in the judgment of the Board, is an “independent director” as defined in the NASDAQ Listing Rules. The Audit Committee held 8 meetings during 2016. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. This charter is available in the Investors and Media section of our website at www.sciclone.com. The Audit Committee reviews and reassesses at least annually the adequacy of the Charter.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, for preparing our financial statements and for the public reporting process. Our independent registered public accounting firm for the fiscal year ended December 31, 2016, PricewaterhouseCoopers Zhong Tian LLP, was responsible for expressing opinions on the conformity of our audited financial statements with United States generally accepted accounting principles as of and for the period ended December 31, 2016. In addition, PricewaterhouseCoopers Zhong Tian LLP expressed its own opinion on the effectiveness of our internal control over financial reporting as of December 31, 2016.

In this context, the Audit Committee has reviewed and discussed our audited financial statements with management. For the year ended December 31, 2016, the Audit Committee has discussed with the Company’s current principal auditor, PricewaterhouseCoopers Zhong Tian LLP, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has met with PricewaterhouseCoopers Zhong Tian LLP, with and without management present, to discuss the overall scope of the external audit, the results of examinations, the external auditor’s evaluations of our internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee meets with the outside auditors each quarter, and typically meets with them independently each quarter. The Audit Committee has also received from PricewaterhouseCoopers Zhong Tian LLP with respect to the audit for the fiscal year ended December 31, 2016, the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In evaluating the auditors’ independence, the Audit Committee concluded that the provision of non-audit related services provided by, and covered by fees paid to, PricewaterhouseCoopers Zhong Tian LLP by SciClone was compatible with maintaining their independence.

The Audit Committee requires that all audit and permissible non-audit services be submitted to it for review and approval in advance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted by the Audit Committee,

Jon S. Saxe, Richard J. Hawkins, Gregg A. Lapointe, and Simon Li

YEAR 2018 STOCKHOLDER PROPOSALS

We welcome comments or suggestions from our stockholders.

Stockholder proposals submitted for inclusion in our proxy materials for our 2018 Annual Meeting of Stockholders must be received by December 29, 2017. Stockholder nominations for director that are to be included in our proxy materials under the proxy access provision of our Bylaws must be received no earlier than November 29, 2017 and no later than the close of business on December 29, 2017. Stockholder nominations for director and other proposals that are not to be included in such materials must be received by December 29, 2017. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, California 94404.

The requirements for providing advance notice of stockholder business as summarized above are qualified in their entirety by our Bylaws, which we recommend that you read in order to comply with the requirements for bringing a proposal. You may contact the Company’s Secretary at our principal executive offices for a copy of our current Bylaws, including the relevant provisions regarding the requirements for making stockholder proposals and nominating director candidates, or you may refer to the copy of our Bylaws most recently filed with the SEC and available at www.sec.gov.

OTHER MATTERS

At the date of this Proxy Statement, the Board knows of no other business that will be presented at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

It is important that the proxies be voted promptly and that your shares be represented. Please vote your shares at your earliest convenience by phone, via the internet or by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By order of the Board,

Friedhelm Blobel, Ph.D.
President and Chief Executive Officer

Foster City, California
April 28, 2017

SciClone® PHARMACEUTICALS

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on June 7, 2017.

Vote by Internet

- Go to **www.envisionreports.com/SCLN**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposals 2 and 4 and 1 YEAR on Proposal 3.

1. To elect the following six (6) directors of SciClone:

01 - Jon S. Saxe	02 - Friedhelm Blobel, Ph.D.	03 - Nancy T. Chang, Ph.D.
04 - Richard J. Hawkins	05 - Gregg A. Lapointe	06 - Simon Li

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

Proposal	For	Against	Abstain
2. Non-binding advisory vote to approve named executive officer compensation.	☐	☐	☐
4. To ratify the appointment of PricewaterhouseCoopers Zhong Tian LLP as the independent registered public accounting firm for SciClone for the fiscal year ending December 31, 2017.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. Non-binding advisory vote regarding the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

Proposal	For	Against	Abstain
5. Stockholder proposal to amend the proxy access provision of our bylaws.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

02LIDC

Important notice regarding the Internet availability of proxy materials:
The Notice and Proxy Statement and the Annual Report to Stockholders are available at: www.envisionreports.com/SCLN

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SCICLONE PHARMACEUTICALS, INC.

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Proxy for the Annual Meeting of Stockholders
To be held on June 8, 2017
Solicited by the Board of Directors

The undersigned stockholder hereby appoints Friedhelm Blobel, Ph.D. and Wilson W. Cheung, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned and to vote all of the shares of stock in SciClone Pharmaceuticals, Inc., a Delaware corporation ("***SciClone***"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SciClone to be held at the Marriott Hotel-San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, California 94402 on Thursday, June 8, 2017, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of SciClone and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE THIS PROXY SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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